Exhibit 99.2

Hyperion
April 11, 2005

Hyperion Analyst Day Conference

April 11, 2005

Linda Snyder:	I’d like to welcome all of you here, if we could all take our seats. I’m Linda Snyder, Hyperion’s Director of Investor Relations. I’m glad to see so many of you here with us today. I want to welcome our Web cast audience, as well. We have a full presentation for you. We intend to end at 1:30 p.m. today Central time, for the Web cast audience knowledge.

We have Hyperion management presenting, as well as four customers and a partner we’re very pleased to have with us today. Godfrey Sullivan will start out today. Godfrey is our President and CEO, as most of you know. He will discuss Hyperion’s strategy for growth. David Odell, our CFO, will then present a financial review. Rich Clayton, our VP of Product Marketing, will discuss how Hyperion drives market momentum and business performance management. Burton Goldfield, our Senior VP of Worldwide Field Operations, and Paul Burrin, who recently joined Hyperion as our Vice-President of Worldwide Field Marketing, will discuss how customer success drives revenue.

The customers we have with us today on our customer panel include Daan Greven, who is the controller and program manager for RAROC and Basel II—RAROC is Risk-Adjusted Rate of Capital—at De Laga Landen Group; Brett Furthwengler, the VP of Financial Systems at Fifth Third Bank; William C. Smith, the Manager of Clinical Data Warehouse at St. Jude Children’s Research Hospital, and Scott Pelham, the Director of Consolidated Reporting/Process Integration at Verizon.

John Kopcke will follow the customer panel—John is our Chief Technology Officer—with a discussion of why Hyperion wins. Then John Dinning [sp] from Teradata will present on the partnership that Teradata has with Hyperion, followed by Robert Gersten, our Chief Development Officer, who will give a product development update. Then, you will see a sneak preview of Project Avalanche given by Ranzeer Woudera [sp], who’s our VP of Product Development, followed by a Q&A of the Hyperion management team, and closing remarks by Godfrey Sullivan.

There are a couple of things I need to mention this morning. We announced preliminary results early this morning for the March quarter. You all should have a hard copy of that press release on your desks. And for those of you listening on the Web cast, it is on our Website. There’s one brief comment I need to make about these preliminary numbers. The information contained in the press release, as well as what you’re going to hear in our presentations today, is all that we are disclosing at this time about the March quarter results, so we ask that, in keeping in compliance with Reg FC, that you do not discuss the March financial results with any Hyperion employees.

We’ve got four other press releases in the back of the room, a couple of product releases and a release about solutions, so feel free to pick those up. Again, for the Web cast audience, those are on the Website. Because our schedule is tight—and as I said, we are aiming to end at 1:30—please save your questions until the end. If something comes up you want to ask, jot it down, and then we’ll give you time at the end to ask those. At that time, you will need to use a microphone so that the Web cast audience can hear the questions that you ask. And then finally, there are lunches in the back, so feel free to help yourselves and eat during the course of our presentations today, or take a lunch with you.

We have included four breakout sessions. These are listed on the last page of your slide handout. These are breakout sessions this afternoon that you might be interested in

Hyperion
April 11, 2005

attending. As you know, your registration to solutions gives you access to any of the breakout sessions you would like to go to, as well as the expo hall and R&D Central. We encourage you to take advantage of that. And here’s our Safe Harbor statement. I need to point your attention to that, because we will be delivering forward-looking statements today.

So, with that, I will turn the mic over to Godfrey.

Godfrey Sullivan:	Thank you, Burton. Good morning, everybody. It’s sure nice to see all of you, and welcome to the Solutions 2005 conference. It’s delightful to have thousands of our customers join us in one location. This is always the highlight of our year, so I think you know everybody at Hyperion is pretty excited about the next few days, and we’re delighted that you could come join us.

Just to level set for the presentation coming up, could I please see a show of hands for how many were just at the general session this morning? That would be really helpful. OK, so I’ll try not to replay too much of what you saw in the customer session this morning as we go through this.

Before I start, where’s Jeff? I saw Jeff earlier. There he is. Just want to—Jeff, could you just stand for a moment? I think most everybody knows Jeff Rodek, our Executive Chairman. Jeff, welcome.

Okay, so let’s get started. Three topics, try to rip through those in pretty short order here. Let’s get everyone familiar from this morning’s presentation. Rich covered this in terms of the demand drivers for our business. These are the external environmental factors that are creating our demand. You heard it from our customers on the panels this morning, fragmented systems, high cost of information retrieval, trying to pull together a multi-vendor environment into one place to make sense out of it all, to meet regulatory requirements to be able to make their organizations more effective, and, of course, meeting pressure for growth and profitability. So, all the demand drivers that you see, you know them well, but they are in place and certainly haven’t gone away.

So, our customers are generally trying to answer three basic questions, and that is, “What happened? Talk to me about the—help my systems. Need to help me with what happened in the immediate past. What’s happening to me right now?” And then, as Jeff has often said, planning is at the heart of business performance management. What could happen in the future? I have to be able to plan for the future, plan better to perform better, and it’s really that linking of the past, present and future that form the basis for performance visibility.

One of the real important points in the Hyperion history was when we had Daan come in and do some strategy work for us back in 2001. In one of the charts that they developed—it was very helpful—was just looking at the life cycle, the adoption lifecycle that most customers go through. This was sort of like a Bob Kriegel [sp] moment, which is stop doing what you’re doing, and then just think about what some of the change factors are, and that was just—as soon as people get finished with the first phase, and that is, “Get me the accounting system in, the accounting systems in so I can ship product and collect the cash.”

And as soon as that’s done, the very next question they start to ask is, “Can I please have some basic management reports that tell me how I’m doing? How I’m doing against plan or budget, how I’m doing against the forecast, variances against key metrics,” and that’s why the reporting market was the first to emerge, and why it’s the largest slice of the pie in the BI sector.

Hyperion
April 11, 2005

And from there, customers tend to move into the custom analytics world, building applications for more sophisticated analysis into the packaged applications world, and then on into product suites later on as the industry matures. And it really helps explain why Hyperion and other vendors have enjoyed such growth in the reporting space. I think we grew more than 50 percent in the December quarter in our performance suite product. That was just sort out the old-fashioned relational reporting that explains why there’s still so much interest in that area.

But the ability to link it all together was why it was so important for us to acquire the Brio Company, because building a performance system really requires that you tie together the reporting, the analytics and the applications, to be able to provide for customers one environment, one environment for planning, for being able to query your data, being able to do sophisticated analytics, and, of course, being able to report your numbers, both internally and externally, and that comes to the user through the—in the face of dashboards, and that’s—we say that the dashboards are the face of business performance management, but they need to be the front end to that entire system.

I think everyone knows that we’ve done really, really well in the applications area. Hyperion Financial Management, number one market share leader, Performance Suite growing very quickly for us, 7X the market leader in analytics, and, of course, Planning and Strategic Finance, both number one in their categories. There’s really no equivalent solution in the market to Strategic Finance, and we’re seeing great interest among our customer base.

So, we see this—these dashboards becoming how our customers view the window into the performance of their enterprise, and you heard Chris Onton [sp] talk about that at Logitech, Scott and the gang from Verizon. You heard that several times this morning in the opening session in terms of the types of solutions that they’re implementing, and then making those dashboards more pervasive across the enterprise. So, for Logitech, the billings, bookings and backlog report, and for Roberto Sausa [sp], who presented here last year, inventory management systems. Toyota, our good customer, who is here presenting as well, in terms of retail and product performance, and have just recently expanded their dashboards out to their dealer networks, so the Lexus division now uses Performance Suite to do customer satisfaction surveys through every dealer in the country. So, these tend to be very, very large deployments, all the way from the reporting of the business through the management cycle.

So, we enjoy some advantages that we hold dear and we worked very, very hard to keep and strengthen, and that is that we have loyal customers that are passionate about our products. There’s 200 customer presentations being given at this conference, but there were three times that many proposals from customers to present. So, to give you just an idea about how strongly the customers believe in these solutions and how willing they are to share that success with other customers, the strong domain expertise is also an area where Hyperion’s value is very evident among our customer base. So, if you ask customers about consolidation, they’ll tell you, “I go to Hyperion first. They know what they’re doing.” So, to get to one example.

Number one market share in the applications segment is certainly a strength we hold, and intend to strengthen. The ability to be data-agnostic is so, so important, because every customer lives in a multi-vendor environment. They have to pull information from a variety of systems together, and that one degree of separation from the transaction layer is a critical element in their evaluation of a performance management system, that is it needs to be able to access all the data with an agnostic feel to it, and be open. That data needs to be open, and not trapped in a—in any type of a proprietary mechanism.

Hyperion
April 11, 2005

And then of course, being able to start anywhere. So, you hear from some of the customers that were on our panel this morning that they started with compliance. They started with planning. They started with analytics. They started with dashboards. But then, they expanded those deployments from that starting point out to a much broader implementation, and it’s really critical that you can be able to start anywhere and then grow, and have the system be able to accommodate that growth through the fact that it’s well integrated.

So, I will—I’ll breeze through this a bit since you heard this in the morning session, but life before the vision of a BPM system was really a bunch of fragmented systems, mostly in the sort of old decision support mode, customized systems on top of a fragmented set of transaction systems. Over the last couple of years, we’ve pulled that together, and you’ve heard us message a little bit about four domains, those domains being in the planning area, the financial management and external reporting area, analytics, and then the Q&R space. And as a market has matured, that was the sort of evolution to four common areas, and that’s how we see our customers in the start-anywhere mantra. They usually start and one of those four areas.

But what those customers are also asking us to do is to bring all that together into one BPM system so that, as they put those products in place, they communicate with each other and they share all the normal benefits that you would expect to see in a system representation. Then of course, the user shouldn’t have to worry about any of that. They should only have to worry about the fact that they have an easy to use—the worry shouldn’t be, and joy should be, that they have an easy to use system. They are able to look at reports and not worry about what particular product they’re in.

So now, we’re trying to take this BPM system to the next level, and the next level for us really means creating a system that’s truly integrated, and we believe we have a two-year lead over anybody else in this space in terms of common visualization, well integrated applications, integrated for the analytic, integrated to the reporting, supported by common services, and then, of course, being able to share a common data model.

So, as you—I won’t go through this in too much detail. I covered it a little bit this morning already. But what’s important is to be able to bring to the market—and this is a little bit still in the vision stage. We are not shipping the common data model today, but we are doing some great work in that with combination of the hub, plus our ability to do metadata management with the Razza acquisition in terms of being able to give customers an easy way to store a common metadata framework and manage changes throughout the system.

The common BPM services, we’re doing some fabulous work there, and we’ll be able to strengthen that significantly both through the Razza acquisition with Master Data Management Server, as well as the common services that come with Project Avalanche that we covered a little bit this morning. The applications area, the 4.0 applications are a breakthrough for us, and you’ll hear it from all the customers who have been exposed to that in terms of common look and feel, common workflow, once you learn one you really know how to use both, and we even have the expert user and the starting user in terms of one interface you can choose entering the system. Do you want the simple user interface because you’re mostly in a view environment, or maybe a little interactive, or you’re probably an author or a report designer or a power user. You’re doing some management of the system, so we actually have made it very easy for customers to adopt, train and grow those systems.

Hyperion
April 11, 2005

And then, common visualization. This is so important, and nobody in the market really has cracked this yet. Nobody has really brought together operational reporting, financial reporting, the production level reporting, just good, old-fashioned paper-based reports delivered electronically, but also the query and reporting environment, that is drill down into the active data, and get me more information from that data.

So, bringing all that together into one environment is a really important piece, and that’s that BPM workspace that we talked about this morning. We’re just thrilled in terms of the progress we’re making. To do all that and integrate metrics into the system is a fantastic goal for us, and that’s what you’ll see later in the year with Project Avalanche.

So, from a standpoint of our FY ‘06 priorities, investing in that BPM system, strengthening both our finance and expanding into the IT relationships, and we believe that the Master Data Management Server is one of the real important parts for helping us strengthen our IT relationships. This will be a year when we invest in marketing, and continue to expand our field operations.

So, just one extra note on these investment areas. We’ve enjoyed, since the Brio acquisition, really watching our relational reporting business growth, we know we are taking share in that area. Any time you’re growing at 50-plus percent in a statement, you know you’re starting to grow some share in that area. But bringing all that system together is the next—that’s the next destination where you win. So, just having a point solution will give you growth for a short period of time, but long-term success is built around having that best system. And so, we’re investing a lot over the next several years to really get to that next plateau, which is the BPM system.

You haven’t—I’ve gotten a lot of gentle advice from this crowd over the years in terms of Hyperion could be better in terms of increasing our visibility in the marketing world, so, good vision, good execution, maybe you should do a little bit more in terms of bragging about it. So, we’re changing the financial envelope a little bit this coming year in terms of accommodating some additional marketing investment inside of our current envelope, and so you’ll see a start to advertise more. We just broke the new ad campaign that’s appearing in Business Week and Forbes and a variety of other magazines around the scene of performance visibility, and it really rings true with our customers. Our employees are excited about it, so I really like that.

And then, of course, we will continue to expand the field operations because the people who are out touching our customers in every way, shape and form are critical to our growth, and, as Burton will tell you, the technical people in our field organization are every bit as impactful in terms of those relationships, that success and that growth as the quota-carrying salespeople. So, we tend to think of that in equal doses of goodness, and not one versus the other.

So, I’m really excited about Hyperion’s future. I just think we are in a really good position. Our vision will carry us for several years to come, and we can continue to add onto it as we go. The demand drivers are there, and customers absolutely view BPM as a necessity now, not just a new thing that it was a few years ago. Our strategic advantages will help us extend our market leadership, and I believe we are in pretty good position for short and long-term success. So, thanks very much, and I want to turn the podium over to David Odell, our CFO. Thank you.

David Odell:	Thank you, Godfrey, and it’s good to see all of you here. Provide you with a view of our financial performance. I will take this opportunity to speak a little bit about Q3, as you heard earlier. We did put out a press release this morning giving a little bit of color on the quarter. Just given the nature of where we are, we thought it was important to

Hyperion
April 11, 2005

provide that baseline of information, given we have 4,000 customers and partners and employees here. Talk about the stock repurchase plan and stock option expensing, how we’re thinking about that going into FY ‘06. A little bit of our current thought process around the next financial targets, and then we’ll just wrap up with an update on our M&A priorities.

So we have continued to grow. We’ve had growth through both acquisitions and through organic growth, and we expect we’ll continue to see that. Some years we see organic growth, some years we see a little bit through acquisition. It’s just a mix. So, the business model supports this, and we will continue to focus on that. If you’ve been following this story for the last four years, you understand we’ve had a significant focus on operating margin expansion. We set a 700 million of revenue, we would expect operating margins of 15 to 16 percent. We are on target for that.

And of course, cash flows. We’ve generated in calendar ‘04 approximately 30 percent—I’m sorry, about approximately $30 million of cash flow from operations per quarter, and the business model will continue to throw off healthy cash flow from operations going forward.

Some qualitative comments and quantitative on Q3. I just want to confirm that the Web cast is still live right now? OK, so we are live, and so it’s important that we have that. So, in the press release, we said that providing this update in conjunction with the analyst meeting and the users conference, this does not represent a change in how we provide guidance, how we update guidance. It was literally just this one time here in the quarter, with our analyst meeting being right on top of Solutions and prior to the earnings release. So, just help you to understand that it’s not a change in our practice going forward. It was really related to the timing around this quarter.

So, preliminary numbers. So, we do expect total revenues of about $177 million. We had guided to 173 to 178 million, and we’d also guided back in January for the license revenues of 66 to 69, and we expect will be approximately 69 million. So, for total revenues, that gives us a growth rate of about six percent. When effect’s adjusted, it’s about four percent. With license coming in at approximately 69, be growth of about five percent year-over-year for organic growth, and the effects adjusted, about three percent.

The guidance for GAAP EPS was 35 to 40 cents, and the press release this morning indicated that we expect the range will be 44 to 46. And as you see here in the press release on your desk, the pro forma EPS is 46 to 48 cent range, and the guidance is 40 to 45. So, one thing to help you guys understand is the GAAP EPS here was guided at five cents less than the pro forma, whereas the actual is a couple of cents. So, we had some favorable restructuring credits in the March quarter.

The Brio headquarters in Santa Clara, we successfully have sub-leased that to a tenet for a term of the least equal to our lease. You know we also resolved the Hyperion headquarters lease in Sunnyvale. We bought out that lease. And so, the net of those two transactions gave us a restructuring credit. So, again, when you take that restructuring charge, that of course flows through in your GAAP financials, but we take it out and we footnote that for you in the pro forma. So, when you get a restructuring credit or a benefit, that of course flows through the GAAP, and you see the benefit there, but it’s not flowing through on the pro forma.

Cool color on the quarter for you. Really, this is another quarter of good, consistent execution. From a geographic standpoint, EMEA was the strongest. The Americas, call it average, and we did see some weakness in APAC. Now, you’re aware that Burton has

Hyperion
April 11, 2005

brought in new leadership in Asia-Pac, and we’re very excited and very supportive of that, but we did see a little bit of down performance, given the transition there.

From a product standpoint, the strongest category this quarter was in the Performance Suite area. We also saw good strength in the planning and budgeting domain. It’s very good demand there. S-Base, bit of a mixed quarter, so, on a year-over-year basis, it was down a bit, but we have seen now two consecutive quarters of sequential growth. A year ago, we got two of our three largest transactions were S-based center deals, so it made for a pretty high year-over-year comp. But we are seeing some good sequential momentum coming there.

Financial management of the consolidations domain, that was also a bit soft. It’s not surprising, though, given what we saw happening with our customer’s implementation focus around their Sarbanes-Oxley 404 work. In fact, it was interesting, because you could really track their closes during the quarter. When you got into the first couple weeks of March, you really saw it flatten out as every CFO and every controller in the US really started focusing fully on their 404.

From a direct and indirect standpoint, it was a good quarter from our channel organization. We expect to see good final results reported there. Duel metrics, we expect to have 18 transactions over $500,000. That’s pretty much in line with what we’ve been doing the past several quarters, and we’ve got five transactions over $1 million. Again, that’s in line.

Expect cash and investments—cash and short-term investments of $427 million. DSO was up a bit. Expect DSO will be 73 days, and we’ve also talked a lot in the last six months about the quota-carrying sales reps, and, as we mentioned back in October, we are focused on growing that. So, we have increased that number by 15, so we expect quota-carrying reps of 312.

Other items to update for you on the quarter, as far as where we are today. I guess a lot of people are interested about our own 404 implementation and how that’s progressing. We are on track. Obviously, being on June 30 year-end, we have a little bit more work to do. Ordinary course of business, first-year implementation, but we are feeling good about the progress we’ve made so far, so, still focused on it.

[Unintelligible] to mention, that is really the extent of what we have to talk about for the March quarter results, but, hopefully, that will give you a good feel for the quarter, good perspective on how it went, and by providing you with some additional quantitative metrics here. We’ll probably stop at that, as far as the detail on the quarter, finish closing out the books, doing the analytics, and we’ll be back on April 21st for the normal earnings call.

So, we do have a $75 million stock repurchase plan in place. We continued to execute against that, and—as we always say we will. It’s not window addressing. It’s something that we will fully execute. So, we’ve got $16 million remaining under that plan. A lot of people wonder about FAS 123, stock option expensing, and how that will impact us. Well, we are right now in the midst of evaluating our various equity compensation programs, whether it be stock options, whether it be restricted stock, whether it be the employee stock purchase plan, and the mix, how we want to tweak those dials. It’s a work in progress.

But, from a design objective standpoint, what our goal is is for it the FY ‘06 impact of FAS 123 to be less than or equal to FY ‘05. As you can see, we’ve been very responsible over the past two years in driving that down in anticipation that stock option expensing

Hyperion
April 11, 2005

coming our way. We will certainly come back and give you an update on that as we finalize the development of the compensation plans.

Stepping away from the quarter and the fiscal year outlook and just having maybe a broader view of how we think about the business model, as I said earlier, each year has a different feel to it, a different flavor. Some years are organic growth, some years are through acquisitions, combination thereof. That’s what we’ve have the last three or four years, and that’s what we expect going forward. We set our sights on the $1 billion threshold, and we ask ourselves, “Well, how do we get there, and what does the operating model look like as we achieve that?” So, our current thinking is that we would achieve a $1 billion mark, and the pro forma operating margins would be no later than one billion, to reach 20 percent.

So, how do we get there? Well, we refocused on continuing to expand the gross margins on maintenance and services. We would also leverage our investments at the current rate in R&D and G&A, continue to invest, but again, leveraging that at a higher revenue level. And as Godfrey mentioned in the opening comments, one of the things that we’re looking at in FY ‘06, and we’re committed to, is increasing our marketing spend, and we’ve talked about for the last six months increasing our field organization headcount to enable us to go to market more effectively. So, in summary, it’s a focus on the gross margin line, continuing to invest in sales and marketing, and it’s being able to leverage the G&A and the R&D that we have in place right now.

From an M&A standpoint, really no change here. We’ve got some priorities of [unintelligible] applications, complementing our platform and consolidation opportunities. As you know, we’ve done four acquisitions over the last two years, and this is probably something that we are most proud of at Hyperion, is our ability to acquire and execute effectively, and drive additional revenue through our distribution channels, have the engineering team do a very good job of integrating these acquired products into our overall offering.

From an available cash standpoint, we see about $240 million of available cash from an M&A standpoint. And as a reminder for those of you who are new to the story, total cash minus working capital of about 30 million minus that one quarter’s total op-ex is how we think about it. We just set that money aside, put it in the bank. We generate cash from operations. We don’t use it. We set that aside, so it gives us about a quarter of a billion dollars how we think about that available cash.

So again, that summarizes where we are. Hopefully, that gives you a quick perspective and a snapshot on the financial results, stock option expensing, stock repurchase plan, how we think about the business model going forward over the next few years. Very excited about what’s going on in my role. I have the opportunity to meet with many CFOs in our briefing center and out on the road, and I can give you that personal testimonial that the concept of business performance management and the business pain points that customers are struggling with really does resonate.

And then, we’ll see you on April 21st for our quarterly call. So, with that, I’d like to go ahead and introduce Rich Clayton, our VP of Product Marketing. Rich?

Rich Clayton:	Thanks, David. Good morning. How many people put their watch on their opposite side? I did. Feels kind of weird, doesn’t it? I’m left-handed, and I wear it on my left hand, and I changed it, this arm.

Hyperion
April 11, 2005

What I’d like to do this morning is just talk a little bit about the demand drivers for business performance management, the momentum we have with our products, and maybe highlight a few of the things that we introduced here today.

So, in the spirit of Hyperion, all the management team, myself included, spend a tremendous amount of our time with customers. And what I hear consistently and I see changing is that increasingly, customers want to bring many different facets of performance management together. While a few years ago they would evaluate planning systems or they would look at reporting systems, if you looked into the customers this morning on the panel, all four of them have deployed Hyperion for planning, for reporting, for consolidations, for operational reporting. It’s a phenomenal shift in how people are thinking about this.

And really, I think the key drivers behind that is the need to gain greater insight into the operations, and to the financial activity, to provide better consistency and reliable forecasts, and to handle the change that’s being driven throughout their organization. Our advantage in business intelligence is really about making management reporting easy. This was an advantage that was created by Brio when we acquired the company several years ago, and continues to go forward. If anyone had seen how easy it is to use these are, or haven’t seen how easy to use these are, I encourage you to check it out here at the BPM workshop. No instructions needed. Just sit down, and you can use the software. It’s very simple.

So, Performance Suite really brings our customers is that single place to bring together management reporting, management reporting through interactive dashboards for financial context and operational context, all in one place. They don’t need to go to a large portal application to make this happen. Performance Suite allows you to bring all of these things together under one umbrella, with one consistent access point across the business.

Godfrey talked a little bit about the customer success with dashboards, but really, what I’d like to just highlight is a couple of things. Dashboards are not static. They are interactive. They need to be portable, because most of your business users of our customers travel, and they need to be able to reach into the operational system.

One of the reasons that dashboards are really hot right now is because our customers can get very quick return on their time working with our software, so they don’t need to go down a two-year project to show the return of their BI initial investment. They can develop a dashboard very quickly, show the executives what it looks like, meanwhile build that infrastructure out while they’re getting feedback on that. And AMR has recently done some research to kind of suggest that dashboards are different than reports, and that the reasons I just mentioned are the drivers behind customers evaluating these more.

I’m pretty excited about what’s happened in the last 12 months with regards to our analytics engine. As you heard me say this morning, for the first time, you can bring together two different worlds for analytics. In the past, businesses would have to turn to one architecture, one technology for operational analytics that are high-volume, relatively simple complexity, and then turn to S-base for financials to deal with things like forecasting and multi-user concurrency. With S-base 7X, now you can bring these two worlds together and have a single platform for enterprise analytics.

Today, we’re debuting Hyperion Applications Suite Four, as you heard me talk about a little bit this morning. Rated number one in planning, number one in consolidation. Our focus has really been to make BPM easy and accessible throughout the organization, that

Hyperion
April 11, 2005

this is not a special place that people have to go, and more make it a part of their day-to-day job.

We didn’t just change the colors of our software. We made major strides in re-architecting and rethinking how people approach the process of planning, how people approach the process of consolidation, and really took a task or role-oriented approach. Why? So our customers could get greater productivity, so they could lower their cost of ownership, lower their training costs, and, ultimately, have one seamless experience across the entire range of processes. The work that is coming out here, it starts with our application and evolves to our platform, and is extremely exciting. We’ve gotten tremendous feedback from our customers over the last six months or more.

So, everybody knows the number one BPM system in the world is Microsoft Excel, and our objective is really to make BPM invisible to Microsoft office so that, if people want to develop their budgets or plans in Excel, that they have the infrastructure, the control and the process support that our applications provide, but the flexibility that the familiar interface has. For, unlike just being able to do simple reports in Excel, like people have been doing forever with Hyperion, you can actually control the processes all from within Microsoft Office. You can initiate consolidation processes, you can launch planning solutions. This is a major hit with customers because, again, it lowers their cost of ownership and helps them simplify their deployments.

As I was saying, we’re number one in planning. I hear a customer clapping in the back of the room. We’re rated number one in planning, and the reason that that’s true is because we have a very complete, and the most complete system in the market, allowing people to not only develop operational plans and rolling forecasts, but also model long-range plans, such as M&A and divestiture scenarios, or long-range strategic initiatives on combining other organizations.

Today, we’re introducing a new module as part of our vision around enterprise planning really to focus on managing the human capital on businesses. As you know, in most services organizations, it’s the highest cost and the most variable, and also it’s the most difficult to plan. And in working with CVS and hundreds of other customers, we’ve developed a new workforce planning module to simplify that. This will be the first of many that you’ll hear from Hyperion.

With financial consolidations and reporting, we have the world’s best financial reporting platform, and it just got better today. It got better by helping companies tackle a very tricky problem around inter-company eliminations. Having done this once before in my life, I can tell you that, days on end, your consolidation period is difficult in matching and reconciling and documenting the activities between businesses. With HSM 4.0, we’ve added a new inter-company elimination module that allows people to drill down from aggregate balances to individual transactions, documents their discrepancies between the two, and shorten that cycle so that they don’t wait till the end of the period to understand what their transfers are among organizations.

I am exceptionally excited about the Razza acquisition we did earlier this year, and the Master Data Management server that’s the new product from Hyperion. Why? Because I visited many, many customers, very large financial services institutions, very large banks, very large retailers, who spend millions of dollars trying to keep hierarchy in synch with one another. One customer I met with spent $4 million on a project to keep hierarchies consistent across their organization. Another insurance company I met had 80 hierarchies just for financial and regulatory reporting alone. You can imagine, as businesses consolidate and get more complex, how hard this really is.

Hyperion
April 11, 2005

So, this is what oftentimes the situation looks like, this changing reporting structures, changing dimensions on how the users—and right in the middle are all the users trying to cope with this change. New systems come on board, and new applications need to be delivered.

So, with Hyperion Master Data Management Server, we’re the first company in the industry to bring together packaged applications that can be deployed progressively, and a Master Data Management engine that can keep all of these systems in sync, and you’ll be hearing from Bret and others here at the conference about how exciting this has helped them in terms of deploying their new applications. AmSouth is one of our customers that reduced their deployment costs by 50 percent with this new technology.

So, our advantages—just to summarize, our advantages in ease of use continue by developing dashboard very quickly. You don’t need programmers and being able to write code to develop these interactive dashboards. They’re very responsive, and initiatives change each quarter. 7X really sets a new standard in enterprise analytics by being able to bring operational and financials together.

Application Suite, debuted today, continues our lead in the applications market with the world’s best financial reporting and the most complete solution for enterprise planning. And on the Master Data Management solution I think it will be a complete buzz here at the conference because every customer is struggling with this problem, and they have used different approaches to take care of it. So, I think it’s going to be a great opportunity for our customers to gain better efficiencies in how they make it happen.

Thank you.

Man:	Exactly.

Man:	[Inaudible] work innovation system.

[Unintelligible.]

Burton Goldfield:	—Team and the field organization. But seriously, Hyperion is an organization, product marketing [inaudible], make the field job fundamentally [inaudible], and [inaudible]. So, I’m Burton Goldfield. I’m [inaudible] many of you can spare time this afternoon. I’m pretty excited about that. Later, I, along with my colleague, Paul Burrin, who [inaudible] over there, we’re going to talk about how we’re driving revenue, delivering results for the customers, how we’re generating some exciting new marketing campaigns to find new customers and new opportunities.

And what I’d like to say this afternoon is that the market opportunity continues to be tremendous. For those of you who I haven’t spoke to before, the worldwide field organization, as Godfrey alluded to, consists of our worldwide sales team, our services organization, our global support teams around the world, training and education, our worldwide partner organization, our field marketing team under Paul, and the field operations team.

So, we take a holistic approach, and I started to roll that out in my first meeting with you about 14 months ago, which was to look at the customer and the customer interaction, and optimize the value to the customer around that relationship, whether it’s through our sales force, whether it’s through our services organization, or the very important part of our team which handles the support call as well as the training and education. This is a fundamental concept about the way we’re going and how we’re capturing that market opportunity. It also directly impacts our customer results. And finally, I’ll show you

Hyperion
April 11, 2005

where we are in the evolution of our field model, and the type of success we’re seeing from a team standpoint.

You’ve heard about the demand drivers. One of the things that I love to do, that keep me happy in my job, which is continuing to travel around the world, meet with our teams and customers. And these demand drivers are real. They’re especially real for our global customers that are facing tremendous fragmentation in their systems. They’re growing through acquisitions, and they’re growing from small companies into very large. So, they have the fragmented systems, and they need the management reporting capabilities. They need the financial consolidation, and they’re looking to Hyperion to drive that success. The market opportunity is significant, and we will talk about that market opportunity even further later.

So, we pegged the market opportunity at about $5-1/2 billion. From a BI standpoint, the figure was recently updated to six percent from four percent. What’s interesting to me is that we hold the larger share of the faster growing BPM market, and we intend to capitalize on that. Last Thursday, I met with a large conglomerate that was interested in increasing the profitability of one of their most important divisions from four percent to 12 percent in the near future. They are using the Hyperion technology to drive that change within their organization. Their comment was, without Hyperion, we could not meet our objectives. The fact is, the demand for BPM is very strong.

So, we look at the market in two ways. We are fueling it from our install base and from net new opportunities. From an install base standpoint, we have significant strategic advantage, with over 10,000 customers under support today, and our primary relationship being within the finance organization, particularly the CFO. We’re starting to see BPM standardization, just the beginning of it, where companies are saying we want to reduce total cost of ownership, we want to combine the financial and operational data, and roll out systems with one vendor. We’re leveraging that opportunity.

Also, the recent Razza acquisition, which Rich mentioned earlier, with Master Data Management has had a very significant excitement around the install base customers. I was at a bank over in Europe just last week, and they said, “We don’t have a dime to spend on software until the end of our fiscal year, but we will find the money for MDM.” They said, “It will pay for itself. We are using six systems today, homegrown systems. It will pay for itself in the first year.” So, I’m very excited about the opportunity in this particular space.

From a net new opportunity standpoint, we’re seeing a lot of growth primarily driven by Performance Suite. Paul will talk to you more about how we’re focusing like a laser on generating new opportunities and new leads for this space. Those new opportunities will come through expansion in the market, through verticalization, and through the effective use of our field organization.

Our partners play a key role in the value we deliver to our customers, and Mercedes Ellison [sp], who is in the back of the room, and her organization are doing an exceptional job of working with our partners and making sure there’s mutual value for our customers. So, everything from credit risk with Basel II and Accenture, at BearingPoint, the watchword is around dashboards for everyone, from the CEO down to the front-line managers. Sustained compliance with Deloitte is going very well, and represents the type of partnership that I envision having with our key partners around the world, just an excellent organization.

At IBM, their relationship with the CIO and Hyperion’s strength in the CFO and the finance organization represents a winning combination across a tremendous amount of

Hyperion
April 11, 2005

opportunities. And finally, Teradata—and you’ll hear from Teradata later today—their warehousing platform is a tremendous platform to build financial and management reports. So, this is a great opportunity for us, and the expansion of the Teradata relationship, and there’s some large accounts that we’ve worked together with over the last year that have yielded phenomenal results. People are simply looking at aggregating more data and making it meaningful, from a management and decision standpoint.

So next, I’d like to bring up Paul Burrin. Paul has recently joined Hyperion, one of the great hires over the last year and a half. Paul has more than 14 years experience at Oracle, and most recently Chordiant Software, and he joined Hyperion a couple of months ago and has made a great difference. Paul, come on up.

Paul Burrin:	Thank you, Burton.

So, what I’d like to do now is present [inaudible] outline, the-go to-market model, and let’s start with the global branding campaign. [Unintelligible], and it’s just part of what you’re seeing in terms of how we go to market. The campaign is called Performance Visibility On Demand, and you’ll see an evolution in the whole branding [inaudible] line. We’re moving from thought leadership and educating the market to addressing pain and generating demand for wider audiences, with a big push into IT. This will also enable us to establish the power of BPM standardization.

So, our go-to-market message, when you simplify the whole thing down, comes to Hyperion being an enabler of organizations to gain clear and consistent insight as to business performance through interactive dashboards and performance, while providing the means for improving performance and driving success through an integrated suite of BPM applications, enabling the foundations of BPM standardization.

So, you can see here that there are four global programs that we’ll be running during the course of the year. Enterprise planning, sustaining compliance, management reporting, which includes dashboards, and, of course, Master Data Management. Our target audience is clearly—traditionally has been around finance, and we’re going to be designing that into business, and then, as we alluded to it a moment ago, to push into IT, and this all within our target market of 10,000—global, 10,000 organizations.

This gives you a view as to our global advertising campaign, and you’ll also see around the room, and I think outside, enlargements of these images so you can actually get a better understanding into some of the core messaging. We’re doubling our advertising spend in FY ‘06, and this would enable us to start consistent global branding.

We created to express five different themes. Unlocking the value trapped in ERP through interactive dashboards, and, as you’ve heard, this addresses a huge pain and is a key differentiator for us. Eliminating blind spots in enterprise reporting by combining financial and operational information, again, a unique Hyperion advantage. Financial forecasting and reporting, Hyperion has leadership here. Compliance: turning compliance into improved performance through KPIs. Hyperion, again, is number one in this market. And visibility, turning data into information through management reporting and dashboards, and improving performance on demand.

So, the media plan addresses both the business audience and the IT audience. The business audience will be appearing in publications such as Business Finance, Business Week, Forbes, and Board of Directors. With the IT audience, that’s CIO Magazine, Information Weekly, and CN Review will all feature in the campaign.

So, this provides us with air cover, so now let’s look more specifically at the demand

Hyperion
April 11, 2005

generation programs. We’ve been sending our deployments within the enterprise. We’ve launched today App 4.0, and we’ll be continuing with that launch through 20 countries around the world. This takes the suite of BPM applications into your workplace. We’ve heard about the integration capabilities with Microsoft Office, and the improved and consistent user interface, amongst many other, as the key benefit that users can enjoy. We’ll be supplementing this with a key focus on enterprise planning and sustaining compliance.

We’ve enjoyed strong double-digit growth in both of these domains, and we’ll continue to stimulate and grow demand for these leading solutions. And this will be helped and aided by new modules, which we can bring to market as part of it, such as workforce planning, which will give us new opportunities. [Unintelligible] will drive a team to drive revenues and BPM standardization through partners. We’ve heard already from Burton and others that we’re engaging with global SIs and partners such as Deloitte and Accenture will help us in the enterprise space with applications to gain wider market coverage and penetration. We’ll continue to run financial and BPM seminars, and, regardless, continue to support big events, such as the World Business Forum.

As you’ll have seen, we are increasing awareness, interest in, and share of the market in BI. Performance Suite enjoyed very strong growth of over 50 percent in Q2, and we’re going to capitalize on this and take full advantage of our differentiated strengths by promoting interactive dashboards. As Rich alluded to earlier, AMR research has shown that dashboards is on the agenda of many executives at the moment as a clear opportunity there, and the Hyperion advantage of being quick to develop and easy to use is something we’re going to play to that strength.

Master Data Management, again, is a pre-opportunity for us. It puts Hyperion at the center of data management of BPM systems. Changing that once and having this propagated across systems and applications is clearly a key benefit, and you’ve already heard others during the course of the conference today speak to that theme. And this will also help drive standardization around not just BI, but around BPM.

Again, we’ll be working with key partners on this, such as BearingPoint, Teradata and IBM to provide accelerated market coverage and insights.

So, Burton, back to you.

B. Goldfield:	It’s going to be great to have Eric cover for Paul on his team for the field organization, so we’re excited about the work that he’s doing.

I will give [unintelligible] across three solution areas. You’ve heard a lot about it this morning, management reporting, enterprise planning and compliance, all the areas around visibility and insights, where planning is 80 percent around the gathering of data and 20 percent around analyzing it. We switched those numbers to give our customers the opportunity to spend the time doing the analysis and making the right decision, and driving towards compliance. As Godfrey said yesterday in the department forum, a little bit of process sets you free, and I think people are looking for more process as they drive towards tighter compliance.

To give you an example of each of these cases, Suzuki is a great example of management reporting, where they put into [unintelligible] drive very significant business results. This is at the automotive division, where they were getting a lack of dealer performance and a significant overhead within that organization. The answer was having the analytics with Performance Suite on a dashboard on every district manager’s laptop, where they could walk into a dealership and analyze results and profitability.

Hyperion
April 11, 2005

What they were able to do is get a 360 view of each of these dealers, not only the financial data, the data of customer satisfaction from J.D. Powers, put it all on the same desktop. They then went in and they ran it at the dealerships, giving the higher [unintelligible] dealerships the ability to make business decisions without having to go back to corporate headquarters. This reduced the overhead [inaudible] satisfaction, and allow them to be able to drive the results [inaudible] the entire customer satisfaction. The 360 view here is key, where they have both the financial and operational data. And we’re also looking at other divisions in Suzuki to implement the same type system based on the results—the excellent results in this particular case.

Teledor [sp], who you’re all familiar with, a large telecom company, had a lack of standardization, and—.

[CUT IN AUDIO.]

Daan Greven:	—And our portfolio in U.S. dollars. We are a euro-based company, of course, but, in dollars as towards the end of 2004, 17.7 billion, with a net profit of 174 million. Probably a few other names on our partners, which are not on the sheets, includes Xerox, Crown, Kubota, Microsoft [unintelligible], Hugh Heindrich [sp] and Phillips Medical in the U.S. That’s another one.

This is the sheet growth is all about, and what you see is that we have quite a comprehensive structure put in place to deal with our information needs across the company. To share with you the pain points we have in our company, and the pain points probably we had in our company, first of all, regulations. We have to deal with a couple of new surface regulations in our company, and IVRS [sp] was one of them in Europe. Basel II was another one, so the whole set of new banking regulations both applying to credit risk and operational risk.

And the third one, which probably is not really a compliance issue for us but we want to move forward with that, is Sarbanes-Oxley. Landen Bank [sp] is not obliged to be S-OX compliant by the end of the day, but we get requests from our vendors on the way we deal with our processes. So, Sarbanes-Oxley, we’re working on that right now. And because there was a big overlap between Basel II operational [unintelligible] and Sarbanes Oxley, we’re taking them together in how we approach it.

The second pain point in our company was about standardization. We have conducting assets on each of the three blocks in this sheet, so the transactional systems, the [unintelligible] system and the set of Hyperion [unintelligible] to get standardized solutions. For the transactional systems, we are really working towards setting up global standardized processes. We talk about a level one, level two, level three, and we get in a little bit of different workouts in the various countries, but we have standardized process and standardized solutions, IT solutions behind.

Data analysis, same story. We have a couple of [unintelligible] losses, even, which is—one of which is layers, but we are working towards one global data warehouse. And the way—and that’s, of course, the topic for today. We work with Hyperion. It is we look for standardized applications and a standardized view on how we deal with data performance management, as well, by deploying all the Hyperion applications. We have bought all of Hyperion’s applications except for one, which we think will not have any added value yet for BLO [sp].

The third pain trouble to deal with is one version of the truth, and this has to do with standardization, as well. We want to combine, really, financial data with credit risk data

Hyperion
April 11, 2005

with operational risk data, and get the one view on what’s going on in our company. And how did we get that? Well, probably this [unintelligible] in January, [unintelligible] or remember that, these issued a pres release, together with Hyperion, setting up a partnership with them in order to achieve this part below the dotted line.

We are working together with Hyperion, and Robert Gersten I think is one of the founding fathers within Hyperion for setting up this model. We are working very closely with Hyperion to achieve this view and to deploy this vision really into practice. Where are we today? HSM is up and running. Planning is almost up and running. Essbase, for credit risk reporting and economic cash flow, regulatory calculations, is up and running in its first versions. We need to refine it over the upcoming year.

And Hyperion’s performance scorecard, we just went in Toronto. The developers of Hyperion’s [unintelligible] I located a couple of days ago. I had a very good discussion with these guys on how we can deploy Performance Scorecard and make it workable not only for KPI management, but also key risk indicators and key control indicators, so to measure the effectiveness of the controls, within your processes we measure the level of compliancy.

And of course, the Hyperion hub, [unintelligible] management, that will be key in this whole structure, and the various reporting tools, we deploy Resource, Microsoft Office Data analyzer and intelligence, Performance Suite. Well, they should work with all of these together. So, if you look at the left side of the sheet, the upper side, above the dotted line, is about operational and tactical information that the whole Hyperion suite of applications. You won’t use for compliance reporting, management reporting, compliance reporting and all risk factors. [Unintelligible], that’s local GAAP where we have to deal with that. That is SOX, and that is operational risk and credit-based [unintelligible] Basel II.

Performance management is a key issue, and that is probably—tell you a little bit about the European view compared to the U.S. view. We want to use this whole [unintelligible], also, to set up strategic planning. I don’t hear folks talking about strategic planning very much, and we want to use this whole set of tools to set up strategic planning in a way that the rating [unintelligible], in terms of rolling forecast, using particularly [unintelligible] event planning and assay to get an integrated view on how the company should deal and should do in, whatever, two, three years down the road.

Thank you.

B. Goldfield:	Thank you. Bret?

Bret Furtwengler:	I still have my watch on the left hand. However, I normally think with my left side, so I’m trying real hard to think with the right side of my brain.

You’re stock analysts here to speak about technology, so you really don’t care about the fact that I’m Fifth Third Bank, so I won’t spend a lot of time on this slide, other than to say we’re a big friggin’ bank that you probably have never heard of. We’re one of the Fortune 500. We have six million customers, and we’re out to be one of the largest banks in the world.

All right. What you really care about is what have we done with this technology, so we’ll focus on that. If you were in the general session, you heard me talk about the fact that, as a bank, we’re very concerned about driving decision-making to the lowest level so that, if you’re fortunate enough to be one of our customers—and if you are in the Midwest, I

Hyperion
April 11, 2005

would strongly encourage you to be one of our customers—you would know that the bank center manager has the ability to make decisions. He doesn’t have to call up Corporate and say, “Hey, can you give me your decision,” and three weeks later you get a decision. We drive that decision-making all the way down. But again, if you’re going to do that, you’ve got to be able to hold those people accountable. You’ve got to reward them when they’re successful, or do other things if they’re not successful.

So, we created plans at every single banking center level. And, in fact, it’s not limited to our banking centers. We do that for commercial officers, we do that for department heads in our headquarters, throughout our organization. We have probably over 1,500 Excel spreadsheets. We took care of 1,200 of those Excel spreadsheets by implementing the Hyperion planning solution set that gave me centralized administration, but decentralized planning. Made everybody’s lives easier. We had people dancing in the streets. You would have thought they were in New Orleans by the way that they celebrated when this application rolled out.

Another issue that we had was the fact that, because we’re geographically dispersed—now, we’re not worldwide yet. We’re working on that, but we are geographically dispersed throughout the Midwest, including Florida. And so, we have situations similar to everybody, where we have people getting promoted, people moving on, people changing roles, and some of those things are good, some are not good. But, because of that, we have new people regularly coming into those financial analyst roles. And as they do that, there can be a great deal of complexity if they have to know a tool for their financial reporting, a tool for their analytics, a tool for the operational reporting, and there’s a great deal of frustration and time spent trying to understand the tool sets.

So, one of the things that we wanted to do is get a common tool set similar to what Microsoft has done brilliantly. When you understand Excel, you understand a lot of what you need to know to use Word, and if you understand Word, you know a lot of what you need to know to use PowerPoint. Same idea. We wanted to have a tool set where, when you learned a little bit about how to get data out of S-space [sp], you wouldn’t have a great leap to get data out of HSM. You wouldn’t have a great leap on how to get data out of planning.

And finally, one of the main situations that led us to end up acquiring the performance suite in total was the multi-dimensionality. We had a variety of products, and again, I think, if you were in the initial session, the general session, you would have heard me talk about micro-control, back when Hyperion was called IMRS. Great tool set, but it was also limited in terms of its dimensionality, and we were—we are a heavy user. In fact, I would submit we’ll probably push that product further than most companies that are clients of Hyperion’s, and we absolutely love it.

But we recognize that, as we started leaning towards the Hyperion planning solution set with its robust dimensionality, that we couldn’t limit it to strictly our planning and forecasting environment. We needed to migrate that over into our management reporting. So, we said, how can we get a total suite with total multi-dimensionality? That’s why we ended up moving.

So, the solutions I’ve already hinted to. With planning, we used that to replace a [unintelligible] template-based solution set that we had. We are taking the Hyperion enterprise solution, which is a great solution, but we’re migrating it upwards to HSM to give us that additional dimensionality to common reporting tool set.

On the S-space, we extended the version and reach associated with that. I don’t actually manage this product, so I can’t tell you a lot. But Fifth Third is doing a presentation on

Hyperion
April 11, 2005

S-space, and you can capture the guy who’s doing that if you want to know more about what we’re doing. And then, the MDM server. I think we were one of the first clients on that product when it was called Razza. In fact, last year, we did a presentation. Both Bank One and we did a presentation—I might add, being Fifth Third, our presentation was at least two-thirds better than theirs—at least. In fact, they ended up getting bought, so who cares?

All right. So, as a result, we find ourselves in a situation where we have a very scalable solution. Again, the idea is centralized administration with decentralized data input. We’ve lowered our cost, and have significantly greater ease of use by having this common reporting tool set minimizing our training. And then, finally, one of the things that’s near and dear to any of you who hear the term “Basel”—gotta love Basel on Sarbanes—is we get to reduce our risk. By having the MS Office add-in—again, I mentioned the whole fact that we had Word, we had commonality and consistency in on metadata so we don’t have to worry about one thing reporting numbers differently than another.

All of those help reduce risk, which, ultimately, one of the challenges that I had when I was introducing to our organization the idea of spending the money to bring on board the whole business suite is, “What kind of return on investment?” I must admit to you I struggled. I couldn’t think of any heads I was going to reduce. I couldn’t think of overall costs that I could really go to and say, “I’m going to give you a 10,000 percent return on your investment, so go ahead and make this.”

So, in the vein of was it Bob who presented earlier, I went ahead and I did something different. I told them, “You’re not going to get an ROI. That’s not why you’re going to do this. The reason you’re going to do this is because we’re focusing on planning and forecasting. Let’s say we blow it?” And guys and gals like you out there are expecting things of us as a bank, and we don’t meet our target, you’re going to beat the living crap out of us, our market cap goes down the toilet, and guess what? We can’t acquire any more banks.

So, can I give you our numbers? Yes, [unintelligible]. That’s what I’m going to do for you, because, by putting on the BPM Suite, ensuring consistency and integrity in the data, and consistency and validity in the forecasting process, you’ll be able to communicate to the Street expectations, and our numbers should meet those.

Thank you.

B. Goldfield:	William?

William Smith:	Good afternoon. My name is William C. Smith, and I’m the data manager for St. Jude’s Hospital. And basically, we are one of the world’s premiere centers for finding cures through research and treatment for children with catastrophic illnesses, and I think probably most of you have probably heard of us. We are the fourth largest healthcare charity in the U.S., and we’re thankful for that. We have roughly 263 million in revenues to date, and that’s moving up.

We’re privately held, with approximately 3,500 employees at this time. We’re conducting what we call clinical trials protocols. They’re basically treatment regimes with an average duration of seven years throughout that, that we follow that through the life of the patient. As you can imagine, data analysis are critical from the initial inception of the protocols throughout the life of that treatment.

I can’t quite see. Our business situation, our clinical research community, we’re in the

Hyperion
April 11, 2005

real need, if you will, of a clinical trials data collection system to better leverage the data resources, shorten our application delivery, if you will, to our doctors and our research people, and our reporting process. In the context of always bring close scrutiny to the security of our patient data, which you can imagine is very sensitive with the people and patients we have, and, at the same time, adhering to HIPAA and other FDA guidelines for security and those reporting purposes.

Now, our business solution was, indeed—we went through a very laborious process, and you can imagine trying to get the right tool. We had some previously, but we finally settled on the Hyperion performance suite, currently in version 8.1 at this time, and it has done an incredible job of meeting the needs of our clinical research community. And that was very huge, because that was one huge obstacle. When we deployed the enterprise data capture system, that was going to be one of the hurdles of working with the integration of metadata that constantly changes all the time.

Hyperion came in and just worked perfectly with that. A lot of tools did not do that—by doing that. And probably the most important thing, particularly in a healthcare institution, our user base, if you will, is about as far from P.T. Fed [sp] as you can possibly get, but they’re really great with the treatment of those kids in the hospital and working with the doctors. And we just love the fact that Hyperion is so simple to use that, even at my level, I can actually use it. That tells you something about that product.

The outcome of Hyperion, the product, and what we just talked about is our staff truly is empowered now to—with much faster access to the data, accurate data, timely data, reports and ad hoc queries that they need to make some real-time decisions on—that really affect the quality, the care that those children get, and potentially saving the lives of their children. This is something they didn’t have before, and Hyperion has done tremendous job of bringing that home for us.

We’ve seen some 10 to one costs on the applications and the deployment of our databases. I wish I could tell you it was totally Hyperion, but there’s some other issues there. But Hyperion has been a very huge part of that, and for one person in a hospital, we are just greatly in debt to Hyperion and the tools they provided. Some of the things I’ve heard about here in this conference is some of the other products and tools that we may be able to bring on board at a much higher level, with the dashboards, and then getting to the much senior level management through those types of things. So, I’ll take that away from here today, too.

We have one million biannually [unintelligible], and that’s up to growing and two-thirds turnaround on our reports. That’s probably an understatement. But anyway, once again, thank you very much. And Hyperion, thank you for allowing me to talk today and represent St. Jude. We’re very thankful. Thank you.

B. Goldfield:	Scott?

Scott Pelham:	Can you hear me now? OK, I’m sorry, though. I’m from Verizon, if you guys didn’t get that. Who thought that guy would be that popular? Anyway, Verizon, we’re—I hope most of you have heard of us as a company. We’re a very large telecommunications firm. We just achieved the number one most admired brand in telecommunications for the first time, surpassing SBC and AT&T as they were on their way down and out of business.

We are one of the largest providers for telecommunications services in the world. We’re really moving towards more of a data and wireless focus with our business. We’ve traditionally been the phone company, and that’s changing as we move through. We’ve

Hyperion
April 11, 2005

got about 70 billion annually in revenues, about 200,000 employees, and about 40 million customers. So, when you start to talk about the need for scalability and large-scale, that’s us, OK? And I don’t know how many of you are aware—this says 1998. That’s when the merger was announced. 2000 is when we became Verizon. I was commenting earlier what a great job our product marketing folks have done with that name change. Most people don’t really realize Verizon is a five-year old name for a company.

OK, let me talk a little bit about VFRAME and I’ll explain what VFRAME means. When we first started this project, the communications team came to me and said, “We need a name for this project,” and I said, “No, we don’t. We’re a data warehouse.” And they said, “No, we need a name.” And I said, “OK, go come up with a name,” and they said, “Well, what is it?” I said, “Well, it’s Verizon’s Financial Reporting And Managerial Environment.” And of course, they came back in about 10 minutes and pared it back, VFRAME, from what I just told them. So, VFRAME is kind of the container for all of the products that we have with Hyperion and other products in that suite for our data warehouse.

Our challenges when we started out, we had very fragmented systems environment. Coming together with two 40—35, $40 billion companies, PeopleSoft and SAP, holy wars were going on at the time. There wasn’t a whole lot of cooperation with the back office. We were very manually-intensive.

When we got there, there was literally an Access database that they pulled together financial reporting for our top level executives on someone’s desktop. That’s how bad it was. I mean, no one had access to it, so everyone just kind of pulled stuff and hoped that it all tied together. It was a pretty ugly environment. There wasn’t one place to go, and the data definitions were extremely inconsistent. They’re getting better, and we’re working on that, and we’re very excited. We just acquired the MDM product, and we think that’s going to go a long ways towards helping us with our metadata issues and getting things lined up.

So, our results, again, we established a very controlled environment. We have repeatable processes. We do them over and over again. VFRAME’s been in production for almost 2-1/2 years. Give you an idea of how we’re set up, we’re a three-tier architecture. We have an Oracle database that sits behind our star scheme, and then we spin our cubes from that.

For those of you who weren’t at the opening session this morning, the database in the warehouse itself is about 2.5 terabytes of storage. So, this is not a small data warehouse. This is kind of your big, gigantic, large-scale data warehouse. And we store a lot of data. We’ve got some big rules that were very important. One of them is ultimate drillability. We keep—we store data in the warehouse down to its base elemental level, and now we’re embarking on some really interesting things, like be able to jump out of the Hyperion world and then back into the source systems using the analyzer product and some of the other Hyperion-supplied tools that we’re very excited about moving forward for the future.

So, really, the interesting thing, when people talk to me, they think my job is to put a data warehouse. And truthfully, the task that was given to me when we started this was to change the culture of finance in Verizon to be one of data analysts, not data gatherers. We had guys with their mining hats on, just going and digging into details. If you ask them want it meant, they had no idea, but they could sure get your data for you. So, that’s really what we’re trying to do, is change the culture of finance, provide the tool set so that our analysts have the data at their fingertips, what they need immediately so we can bring value to the business and finance

Hyperion
April 11, 2005

Thank you.

B. Goldfield:	Thank you, Scott. Yes, and will somebody have a microphone to pass around? So, at this point, we’d like to open for questions to anybody on our panel up here today. And we only have about 10 minutes, so we’ll take the questions till the time runs out. [Inaudible.] We need to get that wireless mic over there on. Okay, we can repeat the question if you can’t—hello?

Tad Piper:	Tad Piper, Piper Jaffray. Can you—for those of you who used S-base, can you just talk about where you are in upgrading to the new versions of S-Base? And have you done so? And if not, what are you waiting for, and do you intend to upgrade?

S. Pelham:	This is Scott Pelham from Verizon. We’re using the 7X version. We’re really excited about it. One of the things that we were trying to figure out is how we’re going to use it. We have a ton of data, and we know it’s going to be very useful with this—for our implementation. The only issue we have is we have about 90 or so cubes that are built under the old, and so there’s some migration time, but we’re very quickly moving forward because we think there’s significant value in our time to build as well as our response times, and being able to—for those of you who were in the earlier session, build the MOAC, the Mother Of All Cubes. We weren’t [inaudible] we don’t have so many. You think that’s the [inaudible].

B. Furtwengler:	Hi, this is Bret Furtwengler: I don’t manage the S-Base group, but I work very closely with them, and I know we are intent on migrating up because of the significant benefit we see. Again, we have significant amount of cubes that are out there, heavy dashboard-enabled environments, so we’re stepping very carefully into that, doing a considerable amount of testing, because, likewise, we may not build another row of cubes, but maybe this history [inaudible].

D. Greven:	The color seems—we’d do an assay structure last year to do with creditors reporting, among others. But, in fact, [unintelligible] to set up creditor supporting in 7.0. And you had filed for the last three months of—for the first three months of 2005, [unintelligible] know which size, to 80 gigabyte. And we’ll make it 78, 712 [sp] right now, and the size of the font and also the recalculation time of the [unintelligible], and then the site of the fast end down to three megabytes, so from [unintelligible] to two megabytes, and it can [unintelligible] only a few minutes, rather than a couple of hours before. So, it’s a tremendous improvement.

W. Smith:	William Smith with St. Jude’s. Currently, we’re not using S-Base within my department. We have thought about it, and are probably going to be looking into that within the next year or so.

Man:	We’ll be there.

B. Goldfield:	Next question?

Man:	Question. If—as you’re standardizing on Hyperion products, I’m just curious to what’s happening with some of the other transactional systems, your VRP systems, etc. Are you also standardizing on those? Does it matter if you’re standardizing on, let’s say, SAP, you do not need to use Hyperion as much? Could you just talk about the dynamic between these applications and what you’re standardizing on in the back office?

S. Pelham:	Yes. Scott Pelham from Verizon. We have PeopleSoft and SAP both, but the difference

Hyperion
April 11, 2005

with our warehouse is it’s not just PeopleSoft and SAP data. It doesn’t matter what we’re going to do with the ERPs because we have, I think, 30 or 40 different systems that we pull data from that are not financial data. There’s headcount metrics and hours and different things. So, we’re going to continue to use the S-Base products. There are other smaller warehouses, and those are going by the wayside. Again, trying to get to one version of the truth is a pretty critical thing for us. And incidentally, we are going to standardize our [inaudible] at some point, but it’s not—because of VFRAME and because of what we’ve been able to do with S-Base and Hyperion products, we don’t have to standardize that. It’s not a critical item.

D. Greven:	And its called [inaudible], so, like, eight or nine legacy systems, and [inaudible]. We are now working with Goal Check to standardize the legacy systems in the non-component. It’s not to [inaudible], but decided to go through our Oracle solution, [unintelligible] solutions, and the one we [unintelligible], whatever, two, three years. But what we [unintelligible] with the link to the Hyperion, particularly the S-Base cubes is that they have defined the interface as coming from the [unintelligible] into S-Base. And the idea is that, when we implement Performance Suite in a couple of months from now, this is [unintelligible], and we’re finalizing the structure. We want to [unintelligible] with the positive into S-Base, but into the underlying data warehouses, as well.

B. Furtwengler:	What you’ll find in the financial industry is, for the most part, we’ve snubbed the whole ERP movement. Most of us are not standardized on any of those big vendors and [inaudible]. Most of us are on mainframe systems, still. And quite frankly, from the financial industry standpoint, that’s still meeting our needs. Oracle is certainly knocking on our door. SAP would love to make some entrance. But because of some of the unique reporting needs that we have as a financial industry, those vendors either don’t meet those needs or there’s not been a compelling enough interest relative to the price to have us migrate over there. So, I think the financial industry still at this point is primarily mainframe-based on the core financials.

B. Goldfield:	And we can continue that because of the excellent end reporting of these kind of tool sets.

B. Furtwengler:	And the other thing is, the architecture that Hyperion provides is open enough that we can, for the user experience that we’re trying to provide, it’s a single screen they go to, and they can—you can drill back to PeopleSoft and SAP using the Hyperion tools. It doesn’t really matter anymore, and that’s what we’re really after, is that place where the users can go and get the—any information they need, and they don’t have to worry about it. [Inaudible.]

B. Goldfield:	And Hyperion’s done a good job making sure that there are avenues for us to meet with other customers. We have a financial symposium every year up in New York where we get to meet with our peers and find out how they’re using the tool sets. And we have a host of different mechanisms to build networks of people to share information on how just using those tools, so there’s not a greater need to change out that infrastructure.

W. Smith:	William Smith again from St. Jude. Standardization is somewhat simpler for us, since we’re only using the Hyperion Performance Suite at this time. However, we do have a challenge to—and it’s part of our mission—is to really share that with the entire campus of St. Jude. There are still many pockets using different products, and I think using the dashboard and also propagating this out with user groups and stuff, or expanding that standardization, if you will, across our campus, and we look forward to those.

D. Greven:	For us, it’s really different, the standard operating [unintelligible] is important, plus we feel that—I heard my neighbor say during his presentation that there are [unintelligible]. We want to manage the risks, whether there is credit risk or operational risk, or measure

Hyperion
April 11, 2005

and managed effective [unintelligible] control. And in standardizing all these processes across the company, we think we get a little leverage of all the compliance regulations [unintelligible] managing the company. That’s absolutely why we will not standardize. But once [unintelligible] want to standardize.

B. Goldfield:	Next question, please?

Man:	Perhaps you could talk to us about the temperature of the spending environment and your burn, what the conditions are like for IT spending right now, has it changed over the last six months? Maybe give us some sense of where these kinds of projects are that we talked—we’re talking about today, where they are in sort of the hierarchy within our company, who are the champions and what makes them at risk, or what’s putting pressure on the spending, if there’s anything?

S. Pelham:	I’ve been going first, but I guess I’ll do it again. From a Verizon perspective, we have a fairly regimented process we go through, and the IT spend is part of our capital expenditure. And for those of you who are familiar with telecommunications, we are making a fairly—not fairly—very significant investment in fiber optics to the home, by the way. It’s going to be a good thing. If it comes to your neighborhood, you ought to get it. But the—so, there’s always pressures on capital, but it’s been flat to a little bit down for the last few years, and I imagine it’s going to stay about the same.

B. Furtwengler:	We have not seen a significant change.

D. Greven:	Well, sort of like Landen, I could say that if you—what you are discussing this whole assessment [unintelligible], and that’s almost a year ago. I had an intense discussion with our CIO, and Hyperion [unintelligible] was involved, as well. And if we compare the cost of standardizing our legacy processes towards the cost involved in standardized [unintelligible] environment, that’s not a fair comparison. It’s a one to 100. [Unintelligible] talk of ownership of field applications is relatively low, and what you get for that is integrated [unintelligible] and integrated performance management, management reporting and strategic planning, and we talk about, for our group, about I’d say 1.5 to 2 billion euros per year. That’s not that much.

William Scott:	Well, at least for St. Jude, I think that IT spending is—because we’re—all of our operations are from donations from people all around the world like yourselves, and due to some of the expansions, if you will, through the research community, funding for the IT is going to be somewhat flat over the next probably [unintelligible] year. So, from at least my perspective, understand what our challenges are from the IT side to support that clinical research community, and it’s my job, if you will, to take that challenge and present that to them in such a way that they could see the value and return on that investment that we can provide to them, if they can find ways and means to get money into our area, and that’s what I plan to do. Thank you.

B. Furtwengler:	I would echo a lot of what Daan said in terms of the relative total cost of ownership. As far as capital spending on the bank, I think my Investor Relations people would shoot me if I made a whole lot of statements, so I’m going to steer away from that one.

B. Goldfield:	One more question. Next question.

Man:	Well, thank you very much, all, for joining us, OK?

Man:	It’s about time you applauded for somebody.

Hyperion
April 11, 2005

B. Goldfield:	Well next, I’d like to introduce our CTO, John Kopcke.

John Kopcke:	So, Linda advised me that we’re running behind time and I should speed this up, and I’m half tempted, after listening to the panel, I think we may have already answered the question, but I’ll still move through it quickly because Godfrey would be disappointed otherwise.

G. Sullivan:	I just want to be [inaudible].

J. Kopcke:	Yeah, that’s right. This is not my normal voice, and if I don’t make it through, it’s because I get all choked up and emotional over customer wins.

Since we last met in November, I’ve visited 61 customers and prospects, talking about what’s important to them, what they’re looking for Hyperion to do, what they’re trying to achieve. You also heard reference to the financial symposium that we hold every January in New York. We had over 200 customers, financial service partners and analysts at the last one in January. We had presentations from speakers—from companies like Merrill Lynch, Fifth Third Bank, Bank of New York, MBNA, HFOS [sp], MetLife, Wachovia, Lehman Brothers, Brown Brothers, Parriman [sp], so quite a blue chip set of presentations.

And one of the presenters at this year’s symposium concluded their presentation with the top 10 reasons to do business with Hyperion, so I thought it was very appropriate for answering that question. Reason number 10, great customer user conference locations. Obviously, our customers like to have a good time. Also proves this list is real. Number nine, a great support team. I think everybody can pretty clearly understand the value of a great support team in customer satisfaction and making customers successful. What you may not appreciate it is the value of a great support team in generating revenue.

A recent example was a particular customer was unhappy with their Oracle reporting system, and had brought Cognos [sp] in for an evaluation. And the IT department was well down that line of driving Cognos in as the solution. There was pushback at the very end by the end users that perhaps the level of ease-of-use was not going to meet their requirements.

So, at the ninth hour, nth hour, the Hyperion Performance Suite solution was brought in. This was obviously not very popular with the IT organization to have this interjected late in the cycle, and the fact that the system had technical issues in the installation and scaling up through to the performance they needed sort of played right into IT wanting to see it go that route. The support team, as part of our virtual team, was able to step in and very quickly resolve those issues, resulting in a very impressed IT department with how quickly Hyperion could address those issues, and a very happy business user. So, support team is very important in making those wins.

Number eight is IT could do what they’re good at, and finance can do what they’re good at. Some research you may not be aware of it is, if you go in to a movie theater and you have a choice of going to the left-hand side or the right hand side, the vast majority of people go to the right hand side. So, if you want nice space in a movie theater, always choose the left. When I go into a business meeting, I’ll intentionally sit in the middle of the table, and nine times out of 10, business users will sit on one side of the table, and IT will sit at the other side of the table. And one of the things that’s very important that Hyperion can do, and has acknowledged to do, is that we span the language between the business user and the IT community. We provide value on both sides. So, it’s routine for me to sit there and listen to the IT people, and then turned to the business user and translate, and vice versa.

Hyperion
April 11, 2005

Number seven, IT loves Hyperion products. According to this speaker, they were seeing a 99.99 percent up time. One of the things that business performance management solutions do because they are mission-critical and because they require significant use by the business users, is, if they’re not up, IT gets a lot of grief. So, it’s very important that we deliver very reliable solutions, and this particular customer is acknowledging that.

I love this one, applications even finance can understand and develop. I know David’s hurt to the quick there. But again, this speaks to the importance of speaking the business user’s language, making sure what is relevant to them is delivered to them. And one of our healthcare customers came up with a quote that I really like, which is, “The people who know make the changes.” When you think about that, there are too many systems that we have in place that goes through that post office change of what I need done getting interpreted and translated. And having the people who know make the changes be empowered to do it is critical to the success and the agility of these solutions.

The financial intelligence out-of-the-box, priceless. Obviously, the importance here is that the systems behave and pay attention to financial rules, financial calculations, greatly simplify what it takes to do something. If a system—even if it’s a query and reporting system, understands the difference between a debt and a credit. So, building that into the solutions acknowledged by our customers.

Number four, the user based networking, things like solutions, things like our local user groups, the online forums that we support are greatly appreciated. Number three, excellent partners, partners like Deloitte, Accenture, IBM, DCS, Business Decisions over in EMEA, AnswerThink [sp] and Teradata are acknowledged by our customers, as well as by Hyperion, as being important to providing choice and opportunity, and allowing us to scale and deliver solutions around the world.

Number two, Hyperion continues to invest. Whether that’s in the tremendous work that we’ve done with the Applications Suite Four, which has just come out, the investment that you’ve seen and the advances in S-Base 7X, or the acquisitions we make to bring things like Master Data Management into the system are acknowledged by our customers as being critical, because it’s not so much what we do and deliver today, it’s what we are going to deliver next year and the year after that.

And number one, best-of-breed, and that’s not surprising. Whether it’s customers or prospects, even though breadth is important, the things that they need to do, the places they’re going to start anywhere first, they want to make sure that we are delivering the absolute best. And that’s not only from a feature and functionality perspective, but a reliability and scalability perspective.

So, what’s really behind all this? >From a technologist’s point of view, what’s behind all of this is a diagram we put out about 3. years ago. Not much has changed on that diagram except the addition of the aliens, which marketing thought would be a significant enhancement. So, this is sort of a secret sauce. As a matter of fact, the Gardner corporate performance management magic quadrant says, if you don’t have a platform supporting the solution, you can’t even be in the magic quadrant.

What’s disturbing to me, however, is I’ve now seen this diagram and this marchitecture popping up in PowerPoint’s all over the world, primarily in Hyperion competition, the most recent of which I saw in the London BI symposium, in which our friends in Ottawa put up a marchitecture that looked remarkably similar to this.

Hyperion
April 11, 2005

Well, there’s a big difference between vision and reality. You heard Godfrey mentioned that earlier. We are at least two years ahead of our competition in delivering this. To emphasize that, let’s just take a quick walk through here. Master Data Management: Hyperion is the only company in the business performance management suite delivering MDM.

Developer tools: Hyperion is the only business performance management solution that delivers developer tools. Modeling: whether it’s bottoms up, activity based costing, resource constrained modeling, or top-down strategic finance stop modeling, Hyperion is the only vendor that delivers this solution as part of their BPM system.

Analytics: Hyperion has the most advanced analytic solution out there today, the only one that spans enterprise analytics and financial analytics with a single engine. Planning, budgeting and forecasting and consolidation reporting: we are the only solutions in the market today that sit on top of the architecture that you see in front of you here today. The other solutions from other vendors are still stand-alone applications, which integrate with other products.

We’re the only vendor delivering business-intelligence applications that are interoperable with the packaged applications. And then, from a scorecarding and dashboarding, this idea of bringing together the performance metrics, the query and reporting and enterprise reporting through a single solution, here again, Hyperion holds the lead. So, and when you take a look at the entire stack, Hyperion is the only company delivering that today. Others have caught the religion, are seeing the vision, but they have a long ways to go before delivering it.

So, quickly to summarize it, we’re winning today with our strong domain expertise and because we’re focused on customer success and we listen to our customers. Our customers are intensely loyal customers, reflecting the success of those solutions and Hyperion’s commitment to them. And we easily have a two-year lead in delivering this vision in the marketplace. One of the reasons we know that so well is, if you look back a few years ago, Hyperion was delivering point solutions, Pillar, enterprise and S-Base, as individual products. Absent the BPM vision, we’ve worked through this. We’ve done it. We know what it takes to do it. It’s no simple task getting here.

Thank you.

B. Goldfield:	And I’d like to invite John Dinning to come up here from Teradata. Thank you, John.

John Dinning:	John to John. What a segue, what a segue. I thought the great partners slide was going to be the segue, but the John to John is good.

I just wanted to thank Hyperion for inviting Teradata to come speak here today. What I wanted to do is—and I’ll give you a little bit of overview on Teradata, talk to you about how we see the market and our business, and then link that to why it is that Hyperion is such an important partner for Teradata and the execution of our strategy in the marketplace.

First, let me start in context of Teradata within NCR. Teradata is a division of NCR. NCR is a $6 billion year-end review company with six divisions. Teradata is one of those. We’re focused on data warehousing, hardware, software and services around data warehousing. NCR also has two self-service businesses. One, we’re a leader in financial self-service, ATMs, as well as retail store automation, POS, self-checkout, and we have a customer services that supports both our internal businesses, as well as directly customers outside the company. And then, we have two divisions of [unintelligible] and check

Hyperion
April 11, 2005

processing and business consumables.

The problem that we’re trying to solve, and the market mid is very similar to Hyperion’s, which is analytics, enterprise decisioning, and we do a survey every year around enterprise decisioning, and, every year, we find that the amount of decisions that need to be made daily within organizations continues to increase. Those decisions get more and more complex every year, and the amounts of data available help make those decisions is exploding. Two to 3X growth every single year in the amount of data available, and what we all have to do is we need to be able to provide the capability, the companies, to be able to effectively make these decisions and not only get through that, but to be able to leverage those for competitive advantage.

Our view, in terms of how we look at his, is it’s an integration story very similar to Hyperion’s. If you look at how companies will typically end up deploying and ending up with their analytic environments, is through a lot of disparate infrastructure, and you see it at the BI tool layer. You also see it at the data layer. And what will perfectly happen is, when someone needs sales analysis, you build a sales analysis solution that sits on a data mart. If someone needed to do merchandising, a market basket analysis application. You end up holding [sp] the market basket analysis application, often on a datamart. And what happens over time is you end up with disparate data and systems throughout the company that becomes not only expensive, but it also ends up causing for data to get out of sync. It causes bad decisions.

And so, the view is, if you initially, say, put your product data in through an enterprise data warehouse, you want to do the market basket analysis type of application. You simply needed to add the transaction data to the product data that you’ve already got there, that you’ve already put into place. And secondly, if you then want to move on, say, and do customer profitability analysis, all you need to do is lay on customer data on top of the transaction and product data that’s already there.

As a result, what ends up happening is you end up getting exponential business value for incremental investments in your EDW infrastructure—Enterprise Data Warehouse infrastructure—and all at the same time, those little drums at the bottom there? You eliminate redundant data infrastructure, and that reduces cost and helps to make better decisions.

The opportunity in the marketplace overall for this is very significant for us and for Hyperion, $24 billion market. And really, what it’s comprised of is the data integration tools that take the data from the transactional systems, put it into the data warehouse infrastructure, so you’ve got all the detailed integrated data in your organization together for analytic purposes, and then provides the foundation for the analytic applications, as well as the data mining and business intelligence pools will then provide the capability for the end users to make decisions. And as you’re all aware, Hyperion is a leader in the analytic application space around DPM applications, as well as a leader in the BI tool space.

Where Teradata focuses is in the data warehouse infrastructure layer, and the circle chart that I’ve broken out on the right-hand side there really talks about that being a $14 billion market. And within that is an approach, which is the small circle. There’s the datamart approach, and then there’s the enterprise data warehouse approach.

And our view of pulling it into a single enterprise data warehouse, like I talked to you about the benefits on the previous slide, there’s—being seen by many companies. That’s a $3 billion portion of the market right now. We’re a leader in that space, and our view on our ability to grow is significant because, not only can we make our four-inch slice of

Hyperion
April 11, 2005

the pie bigger by winning more EDW opportunities, but also there’s a lot of spending out there in the non-EDW space for us to be able to go and move the spending from the datamart infrastructure and consolidate it into the EDW portion of the spend. That results in our ability to grow significantly faster than the market.

We have 4,000 professionals around the world focused on our delivering—developing and delivering our integrated solutions around platform, the hardware, the database, and the analytics and the consulting services that sit around that, combined with our partners, as well as our own [unintelligible], and we’re the only people in the world that wake up every day thinking about nothing but enterprise data warehousing. We’re solely focused on solving this problem for enabling business analytics. We’ve got the best and most scalable platform out there in the marketplace, and we’re able to handle any type of analytic workload in the market.

Our strategy for growth is really threefold. The first thing, similar to Hyperion, I mentioned, is we’re investing in our field organization to cover more and more accounts that we’re targeting in the marketplace. And then, what we need to do is we need to ensure that those accounts that we’re covering in that field organization has the best value proposition to be able to deliver, to give customers benefits.

And so, around that, the second piece of our core strategy is around advancing our technology leadership position, continuing to invest to stay ahead in our technology, and the other key piece is increasing the overall availability of authors—sorry—authors and partnerships that run on Teradata in the marketplace. And this is where Hyperion is critical to our strategy for growth.

And really, if you think about this, it’s like the power of one, one enterprise business performance management solution, one enterprise BI platform, all powered by one enterprise data warehouse foundation. And Godfrey showed the chart with all the fragments of BI tools. You know that one? Well, the actual picture that we have here is the same picture with all the databases, too. And you clean that up, and you clean up everything, and you end up simplifying the entire infrastructure, making better decision-making and reducing costs within companies.

This is a simplified version of our architecture, jointly with Hyperion, and you can see that the ETL moves the information into Teradata. Teradata becomes the deep analytic engine to be able to manage all the detailed data. And then, on top of that is Hyperion’s DI platform and business performance management application suite sitting on top of that, making available so that the entire organization, all different types of users, all the analytics, and enabling drill-down, an [unintelligible] drill path, right from the highest level dashboard right down to the most detailed data within Teradata.

And we’re focusing really on three core drivers for success in our partnership. The first one is around technology optimization. Here, our goal is to deliver optimized enterprise BI foundation. We’ve done a lot on this, and we continue to invest this way. And really, it’s about meeting that diverse customer needs, everything from the casual user to the power user, blending together the best of both worlds between multi-dimensional and relational environment. And we continue to invest around optimization jointly around Hyperion and Teradata’s core platforms and technologies.

The second very important thing that is important and unique about our partnership is that we’re jointly focusing on solutions and joint development together. Our strategy is really built around having the BPM capabilities running on top of Teradata and delivering that jointly into the marketplace. We focus around the core financial management solution space. It’s an important space for Teradata to grow, and it’s a key strength for Hyperion.

Hyperion
April 11, 2005

And similarly, we have some of the largest data warehouses in the world, and a strong analytic engine, strong access in the information technology group. And jointly, we’ve been focusing on this, and we’re jointly investing in prepackaged analytics together, as well as connectivity between the BPM environment, and to make our application—our platform—make it so we can have more accelerated development and show the value of our solutions for our customers.

And then finally is around field deployment, making it so that the optimized technology focused around a solution is now clearly deployed for the field. And we’ve lined up fully our engagement model between sales, service and support. We’re jointly together going in targeting global 3000 accounts, such as where Teradata focuses and has a very strong presence. And then, within that includes a set of common customers that we have a significant opportunity to do work in 160 of those.

I’ll just kind of close here on an example of a big win that we had last year, and this was a major insurance company. And really, they had an issue around surprises in their financial reports, people showing up at meetings with different views of the same types of metrics. You all know the story. The inability for the analysts to truly support the business with analysis, because they spend so much time running around trying to pull data together, and they’re not able to do the critical analysis for the business. Not having clear visibility into the financials and, therefore, causing forecasts to be questionable. And really, just because of the legacy environment, the inflexibility and the disparate infrastructure, not really having the flexibility to quickly respond to changing business needs.

And so, what they did is they chose to bring in Teradata as the enterprise financial data warehouse, with Hyperion, S-Base and planning running on top of that, and we’re taking that, and we’re going to then grow that out into a full, large enterprise data warehouse. The customers are making this investment, believe that they can now become a world-class financial organization, having more transparency and streamlined analytic process.

For Teradata, this was a significant new customer win. For Hyperion, this was a significant upgrade. And we showed also in this process how well our teams are lined up in the field and working together. We worked together all thought the planning process, jointly in front of the customer. We acted as one. We worked very seamlessly with one of our outside partners, and we continue to do so through the implementation.

So really, this just ties together all three things I just talked about. The customer saw value in two industry leaders, in their respective best-of-breed kinds of capabilities, with optimized technology for one another, focused around a solution—in this case being financial management—with a field organization, which is deployed and fully lined up to go execute. So, I just can’t say enough how excited we are to continue to be building momentum of our partnership with Hyperion, and again, thank you for letting us come and speak at—I think there’s time for questions. I don’t have a Q&A slide, so I’ll go to the next title slide.

L. Snyder:	We have a couple of minutes for questions.

Mark Verbeck:	Hi, Mark Verbeck with Citigroup. You mentioned that you have 150 overlapping customers, and then this last slide you talked about the first enterprise-wide deployment. Can you give us a little bit more color in terms of how exactly you overlap, and is that just, like, coincidental overlapping, or is that product actually working together? Maybe you could tell us some more about that.

Hyperion
April 11, 2005

J. Dinning:	Well, I said common customers, so these are customers—in many places, Hyperion is actually running on top of Teradata, and—including NCR, by the way. But in many other places, though, Hyperion will be running, say, in an Oracle environment, so it would be in a different environment. And as you see, this is the same story that Hyperion is telling, and tells you that this consolidation is real around the infrastructure, and, as the companies move to a consolidated BI and BPM layer, they’re doing the same thing at the data warehouse layer. So, over time, we’re seeing a lot of these common customers where we’re not having Hyperion running on top of Teradata.

We’re seeing that starting to happen, and that’s kind of the play that we’re seeing. There are accounts where we’re working together, where you have a Teradata infrastructure. Hyperion’s on there, but now Hyperion is able, because they get more and more optimized for Teradata, our solutions get stronger.

Let’s say you go sell a financial management solution. We now can use the financial management subject area, and all the associated users on top of Teradata that may have already been there but now the whole Hyperion environment is running on Teradata, and then that grows the data warehouse for Teradata. Similarly, Hyperion is now running on Teradata, which is the enterprise standard for the data warehouse. So now, Hyperion is going to grow, as well, automatically because they become the BI standards just on [inaudible]. And we both benefit, and so does the customer.

Peter Goldmacher:	Hi, John, Peter Goldmacher with S.G. Cowan. Can you talk a little bit about Teradata’s reinvigorated growth? You guys were sort of at single-digit growth for a long time, and, in the last couple of years, you really started to grow again. What’s going on in the market that’s making that happen, and what’s the—what are the implications for the other BI vendors like Hyperion?

J. Dinning:	Well, I just think, overall, companies have—they just continue to realize that the infrastructure that they’ve put—I mean, first of all, all the decisions, the complexity of this decision, the world is moving faster. It’s more complex, regulatory drivers. All those things are really driving the need for analytics, and companies have realized that they had built out this mess, this total mess, around disparate BI tools and disparate data infrastructure, and they’ve been doing for a number of years consolidation at the data warehouse layer, and we’ve been working on this for a long time.

And now we’re starting to see it move up into the BI space, and—I mean, I think the implications for Hyperion are huge. I mean, there’s a very, very significant opportunity, being in the right place aligned with all the consolidation and the infrastructure, and I think us partnering together provides a lot of credibility for both of us as we take on this challenge.

L. Snyder:	We’ll take one more question, if there is one. Okay, it doesn’t look like there is.

Okay, now we have Robert Gersten.

Robert Gersten:	Good afternoon, everybody. Linda, thanks for that introduction. I was wondering, John, maybe you could lead the audience in some stretching exercises, to do something a little different?

I’ll try and move through this quickly. After the PowerPoints, you’ll get a sneak preview of Project Avalanche. I’ve got to move them myself today.

I’m going to talk quite a bit about what we’re going to deliver, and what we have

Hyperion
April 11, 2005

delivered, and talk a little bit about this BPM System.

So, we are launching, at Solutions, the application 4.0. They were actually delivered at the end of the year, along with almost all our major products. And, you know, I think Rich already mentioned the inter-company matching module. And in the planning area we launched a new product, or released a new product in Workforce Planning.

You’ll continue to see us drive a common user interface, and I think Rich highlighted that. Also, a key area for us and an area Arbor [sp] was historically strong in is the Common Spreadsheet for Microsoft Office. So, we will now be able to deliver one spreadsheet for all Hyperion products.

Now the other important thing is this notion of a synchronized release, because one of the things we continually focus on is reduced ownership overhead for our customers. And this, we believe will make deployment easier.

Just kind of a sense and I wanted to walk you through the top five features of every dots. So if you could lock the doors back there, we can go ahead and do that. Meanwhile, I think you could see from the pattern of the dots, a couple of things. You see the synchronized releases lining up together and you see fairly rapid release cycles. It doesn’t necessarily make me a popular person, but I do believe—in development, but I do believe in rapid release cycles and we now have DRD organization to do that.

The April release that you see in 2005, is the localization, or the worldwide release of the stuff that was delivered in December. So, you could see, our pattern is to have two synchronized releases every year, one major, one minor. So we will continue to innovate rapidly.

So to look at where we’re going in the next couple of releases, we have a big focus around lowering the cost of ownership, as I mentioned, and really increasing the common technology infrastructure in our products. And in terms of where we will go in the longer run, we’re going to add a Capital Planning module. We’re going to add a semantic layer for business performance management and attempt to do something that’s never been done in the technology world, that we term Universal Data Access. Which is to have optimized access to both multidimensional and relational at the same time.

Many companies have access to both, but they’re only optimized for one or the other. And so we view that as a project that is exciting to us and will showcase our strong knowledge of multidimensional, as well as relational.

So, that’s kind of a quick look at—and I’ll put that in the context of a vision shortly. Other thing just to mention is we continue to get tremendous interest in the Visual Explorer product, which is probably the most advanced visualization tool out there for analytics.

A little bit about Project Avalanche and where we’re going. I think other speakers mentioned that we believe that we have the greatest functional depth in Project Avalanche. We span relational, multidimensional, along with specialized financial reporting. And as a number of people have commented, I view the inclusion of our metrics technology as a huge asset and a differentiator for Hyperion.

We will continue to drive integration with Microsoft Office. In fact, our performance suite hyper-functionality in Project Avalanche will integrate with the Spreadsheet. So this has been often requested by our customers to move relational data into a spreadsheet in one step. So, this Spreadsheet will now access relational data, multidimensional data, our planning data and our financial management data and BW.

Hyperion
April 11, 2005

We’ve done a lot of work around SAP BW in Project Avalanche and we expect to be able to compete with anybody in that area. And you’ll get another more extended look in your sneak preview, kind of a look of before and after, in terms of the improvements we continue to make in our graphical user interface.

This is probably the most important section, talking a little bit about our vision around BPM. And about four years or so, [unintelligible] pre-mentioned we started this space. And when I looked at it and analyzed Hyperion’s potential to lead the space, I think the most exciting thing was we had the strongest inventory of functionality to do that. And that remains true today. Some will continue to try to emulate the business function of the broad portfolio that we have, but we have a great set of applications, tools and technologies to put together a BPM system.

And the way I look particularly at applications, but in software in general, is it represents the collective knowledge of our customer base. And so we will leverage the 20-plus years that Hyperion’s been in the financial domain and working directly with businesses as we do unfold the BPM system.

And to give you a sense of the functionality in the BPM system, I often talk about automated variance analysis as something that would be hugely useful to most larger organizations. Typically a fairly cumbersome process to understand why a variance existed. And we expect to do that through guided analytics. And you know, another key is if you go into the finance department, very few people understand how to get the reports, where this information is and how to analyze it. So, we expect the BPM system to really drive shared BPM knowledge.

In terms of other critical features, I point to enterprise controller metrics. I think it’s critical. In very large organizations metrics tend to vary. It tends to confuse employees. And we expect to allow for metrics specialization, as well as consolidation.

This kind of slide the Godfrey showed. These are sort of the four major elements of our BPM system and we’re working on all four. And we’ll give you a kind of quick peak in the four layers. Specialized BPM objects are very important to our future, because Hyperion is going to be about combining business knowledge with technology. And so we want our user interface to reflect that.

On the application side, you know, our number one goal is to continue our leadership in planning and consolidation and through both of those products, to support management reporting. And then we will continue to work in the area of statistical variance analysis, business monitoring and we expect to differentiate ourselves through guided analysis.

On the BPM services, I think the big switch for us will be moving to shared business rules and allowing the best stimulation capabilities in the world. On the BPM model, our performance management and tools team expect to have an abstract layer, which will be of great help to our customers as they design reports. I talked earlier about the innovation in data access.

And an important area to IT and reducing cost of ownership is lifecycle management. Which is not often talked about in this particular space. It’s talked about a lot in transaction applications. So, we expect to be both a thought and a technical leader, as we move to things like versioning account structures, understanding the difference between them, versioning different business plans.

This gives you a picture of our vision. We’re moving fast. And you will continue to see

Hyperion
April 11, 2005

us deliver a path toward an integrated BPM system, or fully integrated system. We have a lot of integration today, but over the medium term, we expect to be fully integrated with one data model and one set of rules across our products.

And we believe that this technology combination will offer our customers tremendous competitive advantage and far greater productivity than they get today from management accounting activities.

So here’s the summary. We continue to move releases out there, with great feedback from the customers. In fact, they’ve talked about many of features come from the customers themselves.

We believe Project Avalanche is going to be a huge step forward for Hyperion’s business intelligence platform and we’ve chosen a few areas for innovation and differentiation, including metrics, financial reporting and universal data access.

And then we believe two things in the last bullet. We will be the market leaders in business performance management and we believe as the market cycles through, analytic products, it will move from this tremendous interest in pure query and reporting to much more sophisticated analytics and applications. And there will be a time, we believe, where business performance management systems will be a much larger market than the query and reporting market of today.

So I thank you. I’d like to introduce Ran Woudera [sp], who’s been with us for about a little over a year. He’s going to give you a sneak preview of Avalanche.

Ranvir Wadera:	Hello. Today I’m going to show you a preview of Project Avalanche. For a more detailed look at the project, please visit the R&D Central. This project will showcase the richest and broadest BI functionality of any in the industry; from relational credit reporting to multidimensional analysis, financial reporting, production and enterprise reporting, metrics management and balance scorecards, all in one integrated platform and paradigm.

As you will see, a lot of time and effort has gone into making project Avalanche one of the easiest to use. You will notice that the user interaction and interface is designed to reach the widest audience in any enterprise, with minimal or no training requirements. It is also based on user interface paradigms that most users are very familiar with.

I will show you two workflows today, one for a business user and the other for a power user. Let’s start by logging into the system as a business user. Upon logging in, the user is placed in that default view. This default view could be the file browser, their favorites page, their application desktop, or simply taken directly to their starting report or dashboard. This is their personalize workspace, a very powerful concept. They can define this themselves or it could be preconfigured for them by the application developers.

In this particular case, my default takes me to my dashboard, which happens to be my sales dashboard. Before I talk more about this particular dashboard, let me first show you some of the core elements of the interface. In the top you have a contact-sensitive menu system and toolbar. You then have a favorites area. Content in this area may be pushed here by administrators or placed here by myself as a user, depending on how the system is configured.

A view pane on the left. The view pane on the left really consists of three areas; one, a navigation panel, the one that you see, which allows you to navigate through open

Hyperion
April 11, 2005

content for this user; an information panel, which really has content and navigation specific to the document that you see on the right-hand side. And an actions panel, which suggests common action and links to content-sensitive help.

We have the ability to toggle, such that we can see a larger portion of the screen or a collapsed version. One click to expand, one click to collapse. I also want to note that that entire Avalanche interface is in html. Nothing but a browser is needed on the desktop to access and interact in this manner.

Now, let’s focus on the dashboard. Unlike static dashboards that you may have seen, this is a very dynamic dashboard; highly interactive and can guide a user to other relevant information. Let’s now click on the income statement. What you see on the right is a sophisticated financial report created by using built-in financial formulas.

Let me go back to the dashboard now. I do want to mention that it is very easy to create these dashboards. We have a drag and drop visual dashboard builder that can help you do that.

Now let’s look at the exception indicators. What I’m going to do is click on my custom metrics. On clicking that, as you can see, it takes me into an entire metrics management and KPI management system. This is actually built into the platform. It’s not common to find this level of functionality built into one platform in one user interface. I can now drill from here and actually look at a geographical distribution of that metric. As you can see, a very clean and intuitive workflow.

From here, let me go to the favorites section and do some geographical analysis. Let me click on North America, look at the information there. From here, let’s say you might want to drill into the Asia Pacific region. I can do that as well. At this stage, let me log off as the business user.

Let me now log in as a power user. As a power user I now have access to the expanded capabilities of the application. The sophisticated authorization infrastructure manages which users can access what capabilities and content in the system. Power users typically include application developers, report developers, power analysts, etc., and are typically given more interactive capabilities.

As I log in, I am now seeing a strategy map. Again, you can see the breadth of functionality that is available in Avalanche. We have a very rich BSE certified scorecard product that is integrated into the platform. What you see on the right-hand side, as I mentioned, is a strategy map and you can drill from here to see other details that pertain to the various perspectives.

Let’s talk a little bit about the navigation panel on the left. As you can see, we can see View, where you view information. We can schedule information. We can explore, administer or look at and manage impact.

Let me talk briefly about impact management, as it is very important to these power users. We can track changes that occur in your data mount or data warehouse and show the impact of those changes to the reports that you have built. The product can then automatically make changes to the reports that are affected. We are breaking new ground in this area.

Let’s now start with Explorer. This helps us find information in a vary familiar paradigm. What I’m going to do now is click on a document called Unit Summary. Now I will show you how we can create and edit documents within the same [unintelligible] environment,

Hyperion
April 11, 2005

inside of the same framework.

What I want to do here is amend the query to view data only for the year 2004. Let me look at that. The interface you see here is very easy to use and is proving me a view to a relational database. Let me now drag and drop year into the limit section. Select the year 2004, click OK. At that stage, let me click on the Process button and you see now that the chart has been modified. As you can see, it’s a very simple interface.

Let me now take you and show you how we do some new analysis. We go to File, New, as you can see it’s a very wizard-driven approach from now on. I select a data source. As we select our connection and begin our analysis path, notice that I don’t ever consciously have to make a choice of relational or OLAP databases. The system transparently manages the process and gives us appropriate analytic capabilities automatically.

And you go to Next, and now I’m going to say Finish and I see a very powerful multidimensional grate. Let me click on Customer. This will help me drill down further into the system. After this, I’m going to log off. Thank you.

R. Gersten:	One thing, to introduce Nick Gerden [sp], who’s a key member of the Project Avalanche team and did a lot of work around designing these user interfaces.

With that, I’ll turn it back to Linda.

L. Snyder:	Okay. So, all of our management team will come on up to the front. For our webcast audience, we are running later than we planned, so we’re going to continue on for another few minutes so that we can take some Q&A.

Nick and Jennifer are walking around with microphones, so raise your hand if you have a question.

T. Piper:	Tad Piper, from Piper Jaffray. An easy question for you, David. What is your share count assumption for the quarter? In other words, was the upside due to lower share count or margins? And that’s one question.

And the other one was, you talked about the expansion or the success from financing the IT. Can you clarify exactly what that means? Does that mean getting IT people as excited as the CFO, does it mean offering operational analytical capabilities for the IT department similar to what you’ve done in the finance department? So if you can just clarify what that kind of means overall for the strategy of the company? Thanks.

B. Goldfield:	So, Tad, what I’ll do is I’m going to take the second question first while David’s getting those numbers for you. And so the question was around the idea of expansion into IT. What the field is seeing is that many of the management reporting decisions have been classically made through the IT organization, to give them a tool set to enable reporting throughout an enterprise. And our classic strength has been through the financial organization.

We’re seeing a lot of shelfware out there with the management reporting tools, the classic point solution, as we expand our footprint into the IT organization, expand the value proposition across the enterprise. A couple of the cases that I cited earlier and some of the folks from the panel that were up there. Many of these places had other solutions in-house. It’s rare that I don’t find a point solution at a customer site. But what we’re seeing is we’re eclipsing and replacing existing solutions.

And I wouldn’t call it a rush towards BPM standardization, but there are some significant

Hyperion
April 11, 2005

cases where we are displacing three or four other disparate vendors with one common solution, which includes management reporting across the enterprise. In those cases, the IT organization value proposition is very important, because they’re a classic part of delivering on that result.

D. Odell:	Thanks, Burton. This is David Odell. So, Tad, this question regarding the share count assumptions for the Q3 calculation it was 41.8 million shares outstanding during the quarter.

While I have the microphone, I just thought I’d take this opportunity. I’d like to thank all of the customers who participated in the panels. I think they did a very nice job and they were also very candid with their thoughts as it related to their companies. One thing I would like to comment though is their commentary, their statements, especially around financial metrics, were their own personal opinions and were not really an endorsed corporate representation. So, we would all sit better in that knowing that you understood that.

Nathan Schneiderman:	Nate Schneiderman, Wedbush Morgan. Question for Burton. You spoke to investments that are planned for the sales and marketing—the sales organization and I was hoping you could give us an update. Do you feel you’re still on track for the 50 adds in the organization by June, including the 25 quota reps? And then, since you alluded to it, what are you thinking about the hiring plans into fiscal in ‘06? And then I have one follow-up.

B. Goldfield:	So, Nate, a couple of things. One is, the good news from the Field Organization is every senior position in the field is currently filled. So, when I came onboard and brought together the Worldwide Field Organization, we had significant changes and we had a significant amount of new positions, you know, with folks like Paul and Mercedes, Sebastian Marotte, who took over our operations over in A-PAC. We’ve been able to fill the positions with very senior leaders.

As you’re aware, we got a little bit off-track in the December quarter on our quota carrying headcount. That was a focus for us in Q3 and we were able to meet our plan of the 15 additional hires for Q3.

I expect that by the end of the year, to stay on track and meet our plan for quota carrying headcount. Having said that, the impact of both our partner organization and our technical team is significant on our ability to impact customers, understand business needs and deliver results.

So, my feeling is as we go into ‘06, the quota carrying headcount will not grow as quickly as it has grown in the past, but you’ll see additional resources from a technical standpoint. And we’ll be building tighter coupled teams as you saw in the chart, where we’ll have technical resources which will be analyzing business problems, coupled with our sales headcount and our partner organizations, deliver process and value over a long period of time.

N. Schneiderman:	Okay. And my follow-up question was, with the workforce planning module and I guess this may be applicable to the capital planning as well, are these sold as separately priced products or do you just get that automatically if you buy planning? Can you speak to the financials there? Thanks.

Man:	Sure. They will be priced separately as add-on modules to planning, in that they have specialized workflows, specialized models and specialized interfaces to the source systems to handle those types of application areas.

Hyperion
April 11, 2005

Derek Wong:	Hi. Derek Wong, JP Morgan. Actually, on top of that planning question, I know Master Data Management was mentioned a couple of times by customers today. Can you also speak to how that’s being sold and marketed to the customer base, particularly in conjunction with the Absolute 4.0? And then also, I guess for David, you mentioned earlier Essbase was down year on year. How should we be thinking about that product cycle and 7X, heading into Q4 and the first half of ‘06, kind of now that you’re—call it two different quarters kind of in 7X?

B. Goldfield:	Okay, that’d be great. So, good question on Master Data Management. Obviously, it’s a new product for our Field Organization, so we’re in the process of spinning up 1,700-plus folks. We started in the Americas Organization first.

What we did was start a series of Webinars and demos. The product demos phenomenally well over the Web, which has been a big advantage for us. We took a core team from the ROS [sp] organization, but very small. We hired additional dedicated reps so they can go into the accounts with their expertise and go side-by-side on the relationships that we already had in these accounts. We also picked up some existing fail-cycle accounts and were able to reference customers that already had the product that were joint customers of ours.

So the plan is to hire additional technical resources, to hire additional dedicated sales resources, small number, which will help to propagate it like we did in the past and roll it out over the period of the next, you know, six months. But so far there’s been a lot of momentum. The product demos very, very well and we’re pleased with what we’ve seen so far as far as building pipeline and demand.

G. Sullivan:	Derek, regarding your second question, you were querying our views on Essbase 7X and how we think about that opportunity going forward. There really has been no change in our outlook in 7X over the past six months. So, we initially had been messaged that we thought it would be the second half of FY ‘05 where you would see a significant revenue benefit from 7X.

And then about six months ago, we started saying well, it looks like the take-up rate is a little bit slower than we’d anticipated, just from the perspective of getting out and training the field, training the partners, training the customers on the benefit. And you actually saw examples of that today with the customer panel, right? They clearly understand the value of 7X and how it’s going to help our business, but it takes a while for that to make its way from development into the production environment.

So, in summary, we still think there’s still opportunities in the second half of the calendar ‘05. We’ve got over 1,000 downloads of 7X by customers. And Will mentioned earlier this morning, we’ve seen now two quarters in a row with sequential growth in the advanced analytic domain.

Mark Murphy:	Hi, over here. Can you hear me? Mark Murphy, with First Albany. Question is for Robert. I want to ask, as you look at the investment levels into the various product lines and you think about Essbase at this point of time, do you look at Essbase as a growth asset or as a cash flow asset? And is there potentially, maybe a—I guess I’d call it a day of reckoning, where you know, further on in this calendar year, where you can look at 7X and consider whether it produced considerable year-over-year growth or not? And is that something that you would use to determine whether it’s a growth asset or more of a cash flow asset?

R. Gersten:	So that’s a very good question. Do you work for our budgeting group?

Hyperion
April 11, 2005

D. Odell:	I planted the question, Robert.

R. Gersten:	There are a few things to consider, you know, when looking at the resource allocation. One is that we have made considerable shifts in the last year, after core 7X was delivered to work on other components of the BI platform. So today, unlike three years ago, the product with the most engineers working on it, for the products, are around Project Avalanche. So, our investment in pure Essbase work has diminished somewhat.

And the other things to keep in mind are that Essbase itself generates a substantial maintenance annuity. And we will continue to support it and enhance it actively. But you know, that’s one of the reasons driving the funding of it. So if you add up all components of revenue, you find Essbase to be among the strongest revenue product at Hyperion. And part of a maintenance annuity is the software subscription.

The third thing to keep in mind is the Essbase technology, over time, will show itself in many facets of the BI platform. So, we will do work around Essbase as the quiet part of the BI platform and also as the BPM system engine. So, even given all three of those, we regulate our investment in development products every quarter, according to the contribution margin of those products. We watch that very carefully. So, we’ve been aware for a while of, you know, a need to shift resources into, say, areas like Performance Suite, where we are seeing growth.

Man:	It’s sometimes amusing to see how familiar we all are with the blend of now having the Performance Suite business inside the Company and yet it only has been in the Company for six quarters now. And so I think part of what Robert does really well that a lot of us just don’t see, we don’t have visibility to it, is how he tends to move the incredible talent, you know, represented by 600 people in engineering, in order to move from project to project in order to build that BPM system up.

So, as our BI platform has started to reflect more of the market dynamic for relational and multidimensional together, we’ve been able to move resources around to try to map to that demand. It’s all working almost so seamlessly that, you know, you just don’t have visibility to it, but it’s working really well.

I think the point that Robert made earlier about at that same time we’re moving a lot of resource onto Project Avalanche in order to create that visualization, common infrastructure and integrated BI platform, is a good example of being able to take the great talent that’s in our engineering organization and move them towards creating the pieces of the BPM system that give us great long-term sustained advantage. So, it’s working pretty well.

[Unintelligible] had a question?

Jason Kraft:	Jason Kraft, SIG. Assuming Avalanche comes out in June of 2005, what are you planning to do as far as marketing positioning wise for the second half of ‘05 to gain lion’s share against two other big releases coming out in calendar Q3, which is Cognos Series 8 and BO XI release 2?

G. Sullivan:	Okay, so the question was, assuming Project Avalanche comes out in June 2005, so I put a semicolon right there and say we have not announced the month for the ship date of that product. We’ve been explaining to our customers summertime here, so I wouldn’t be using that month as a hard and fast date. It’s not. So that’s sort of job one.

On the other half of the question, a good part of what Paulo was describing in his

Hyperion
April 11, 2005

presentation was really about our go to market plans over the coming six to 12 months. And those three areas you hear us really focused on—or four areas, are the whole sustained compliance area, enterprise planning, management reporting and a whole Master Data Management topic. So, we have plenty of work to do and plenty of opportunity that our customers are highly interested in and we’ll continue to market heavily towards those four areas of interest.

So, you know, the one thing that all of us know from our customers over the years is that they tend to look at technology and adopt it based on being very familiar with it. There’s either mission-critical uses that you heard our customers describe up here. So they’re very interested in Project Avalanche. But it has it’s lifecycle to go through. So the near-term, we will continue to market for the four key demand drivers for the business.

Peter Goldmacher:	Peter Goldmacher, with SG Cowen. A couple of things I wanted to triangulate on. One is, you guys had Teradata up today, which is interesting. It’s a clear sign that you’re moving up market to massive data warehouses. You’re moving down market with your quarter end reporting, determined against Business Objects. You also said that in ‘06 you’re not going to be investing heavily in direct sales. It’s not quota carrying reps, it’s going to be more on the partner and technical side. But this quarter, if you strip out FX at the 3 percent-ish license growth. So how should we think about those three things?

G. Sullivan:	Well, to keep the answer as straightforward or simple as I possibly can, that would be to say, when we set our guidance for Q3, we take into account all the external factors, both our own seasonality—I think you folks know that June and December tend to be our seasonally strong quarters. September and March a little bit on the weaker side. We’ve guided for long-term revenue growth in the rate of the 5 to 10 percent range. We tend to still feel like that’s an appropriate level to set guidance. So I would prefer that we reinforce that message, as opposed to somehow try to signal something else.

You know, we run the business conservatively. You guys know that. We’ve set our guidance conservatively when trying, you know, we try to report what we’ve done as opposed to projecting too far forward. So, as the model, the blend of the business, has to be a good blend of direct and indirect. And you’ve seen that over the last couple of years, us message—just in messaging direct and indirect mix, in David for four years now. So it’s still an important part.

We had 400 partners in our partner forum yesterday. And we continue to increase the scope of how we participate with folks in the market, to take us into healthcare, to take us in the financial services, take us into profitability management. There’s just a tremendous—higher ed. There’s a tremendous number of markets that we can’t serve from a direct investment in people. So the combination of investment in both quota carrying, partner and technical resources, and in our partners themselves, is just key to our growth. It’s a key to our growth now and for a long time to come. And we’re pretty comfortable with the model. Okay? Does that—Peter, does that?

P. Goldmacher:	Yes. Thank you.

Chris Sailer:	Great. Chris Sailer, from Goldman Sachs. When you think about pricing for Avalanche, you know, a year ago you decided with Essbase 7X that the aggregate storage option would come as part of maintenance. Is this going to be a new product in driving some of the license revenue even to the existing customers or is this something that will probably be included as part of existing Performance Suite maintenance contracts?

B. Goldfield:	Thank you, Chris. That’s a great question. You know, that’s a topic that’s near and dear to the hearts of all the product marketing and product management folks who have

Hyperion
April 11, 2005

spirited staff meetings on this topic internally, as we speak. So as we described Project Avalanche to our Customer Advisory Board yesterday, what we said is, this is a new product, but we are not at a point in time where we have pricing or upgrading or any of that sort of thing announced yet. So I would prefer to—I don’t mean to dodge your question, but I really like to be able describe it to the customers first and then to the market second. So we’re not in a position yet to announce the pricing for the product.

Project Avalanche, we call it a project for a reason. And that is, it has a span of several release cycles and it has a big basket of technologies and solutions built into it. What’s so exciting for me is that when you see that demo, you don’t see any product names up there anymore, right? You see trying to get after your sales analysis or your customer analysis or your financial reports. It brings together, in one environment, things that used to be represented by a number of point reporting tools.

So, the combination of that represents an enormous amount of new technology and we think that it has a significant amount of differentiation potential for us. But the pricing and upgrade paths for all the different products that our customers would be using, is a complex exercise that we have most of the work done, but we’re not in a position to announce yet. So we’ll—just stay tuned on that one.

C. Sailer:	Burton, I guess if you could just comment quickly, given the relative weakness in that space, I know you don’t talk specifically about the IBM relationship and when that’s up for renewal, but given their more aggressive moves into the BI space, I guess recently, with Essentials, if you could just talk more qualitatively about the health of that relationship at this point?

B. Goldfield:	So, our relationship with IBM continues to be lead by actually our relationship with BPF. So the consulting side of the organization is where we do the big bulk of our co-marketing. They’re such a large and complex organization that you’ll find yourself doing business with the Software Group one day, BPF another day and Data Management, you know, on an OEM basis. So, it’s a large, complex relationship. We go to market most frequently with BPF. Very happy with that relationship. The amount of revenue that we derive from the IBM OEM business is not material, so I don’t think of that—view that sliver of it as being significant for the Essbase business.

Ed Maguire:	Hi. Ed Maguire, from Merrill Lynch. I want to dig a little bit deeper into your partner initiative. You had some new leadership there. Could you talk about what they’re doing there and maybe some of your vertical directions you’re going? And also, as you look at the proportion of your license sales that come—actually resold indirectly or through OEMs, will the release of Avalanche change your perception of how you go to market with that or possibly your target proportion of sales that comes from indirect channels?

B. Goldfield:	Sure, absolutely. So, I guess a year ago or so, when I announced the relationship that we’d formed with Deloitte to go to market with this Sarbanes-Oxley initiative, it exceeded our expectations. Bringing on a professional like Mercedes, with her experience at Oracle and BEA, convinced me that we need to expand beyond our classical application and utilize these partners, both for their expertise and process, the relationship and ability to get to the core business problem.

I think you’ve seen an evolution where we were selling a single product into a company and now we’re looked at as a strategic partner and they are looking to have a choice of partners for Hyperion to bring in. One of things, this top-ten list that John brought up, that I hear time and again that customers are thrilled with the fact that we have such strong relationships, that partners have these practices, so they can choose the partner they want.

Hyperion
April 11, 2005

Where we’re seeing the most traction is in retail with some of our regional partners building applications on top of it; in financial services based on the relationship; the ongoing process management that some of the GSIs have. And over time, I think there’s going to be more and more folks building partnerships with Hyperion, building applications on top.

Now, a lot of that is a co-sale relationship, so when you look at the blend of revenue through direct versus indirect, it does not directly—it doesn’t address the issue of where we’ve influenced and where we’ve gone hand-in-hand to get it. And a good example would be John from Teradata. We’re working with Teradata, we take our order, John takes his order. But there was an extremely large bank, where if it wasn’t for Teradata and Hyperion getting together, we wouldn’t have a deal that was a multimillion dollar deal. So, the more and more that I look at our large deals, we are in there hand-in-hand with one of our most important partners.

Man:	Okay, two more. We’re running up close to the 2:00 hour and I know everyone has commitments.

Ross MacMillan:	Thanks. Ross MacMillan, Morgan Stanley. I just, following on the licensing question, I saw under the Q1 FY ‘06 release, when I was reading the little line items, saying common licensing and I was curious as to what common licensing means? Is there going to be some change from a licensing perspective on certain product categories?

And then a second, also it’s on a product vein, so maybe to Robert again. It looked like it was a full client Avalanche demo there and I’m just curious as to what the philosophy here is, in terms of bringing products together and whether it will remain in the full client version or whether maybe in one of the releases further down the line we’re actually going to see a sort of browser-based in client version of the product release? Thanks.

G. Sullivan:	Okay, David, if you want to take first the common license [multiple speakers]? I thought that was a financial reporting question though.

R. Gersten:	What we were referring to in that slide was a common licensing component. And we’re going to apply automated license management to all our key products, beginning with the release in the summer. So, today we have that for Essbase, but we’re going to extend that to every major product in the product suite.

In terms of your second question around full client—Avalanche at its core is a thin client process. The reason you may have felt it’s a full client is because of the way it was shown in the mockups. So, in fact, over time, all of Avalanche will be thin client. In the release coming in the summertime in Project Avalanche, the consumption side will be think client and there will be capabilities on the development side in thin client. And then in the next major release everything will be thin client. From our customer side, the great interest is not in thin client development, it’s in thin client deployment.

B. Goldfield:	Okay, so I’ll just give a 30-second clarification on that for everyone who—sometimes I decode Robert. So, okay, what we hear most from our customers is as we deploy massively to thousands of desktops it has to be thin client. That’s what we expect, it’s easy and the like. Because Avalanche has such a beautiful UI, it could fool you into thinking it’s full client, but it’s not. It’s thin client, period, on the consumption side.

On the authoring tools side, when you’re creating reports, you’re the power analyzer that’s going in there and moving tables around and actually doing the coding. Often times, those authors, those developers, feel a lot better about having all the tools, all the rich

Hyperion
April 11, 2005

tools that are available on a full client side. So we don’t have our customers pushing back from us and saying, we can deploy thin client to 10,000 we’re happy, but for our six report writers, they also have to be thin client. That is not such a burning need. And they’re very happy with the full client tool set that they have in our authoring tools now.

As Robert said, we will make the authoring side of it thin client as well for customers who prefer that, but that’s not where the seat count is and that’s not where the burning desire is on our customers today. So that’s my English language translation of what Robert just said.

Last question. And I know we have to respect the 2:00 close, please.

Man:	Good afternoon. Two quick questions. One is, is there any way you can quantify for us the cumulative development resource that’s been committed specifically to Avalanche over time? So that’s the first question. And then second question is, I think Robert, you talked about extended SAP BW support in Avalanche. Can you elaborate on that, particularly in view of the sort of slow pace of MDX access report for BW that I think we’ve seen industry-wide, not specific to Hyperion?

R. Gersten:	That’s a good question. In terms—I’ll answer the second one, first. So, or actually, could you repeat this though, because I had both points to keep key questions?

Man:	[Inaudible — off microphone]

B. Goldfield:	And the second one was the slow uptake on the MDX overall.

R. Gersten:	Yes, so we are switching from MDX and SAP BW support, because it isn’t even so much the small uptake, but we found that the functionality was more limited than SAP’s proprietary APS. Okay?

In terms of the overall investment, what I would be willing to say is there are a little bit over 200 people working on Avalanche around the world.

Man:	Can you quantify that time period, the [unintelligible] period as far as the total—?

G. Sullivan:	Actually, no, we won’t. That’s part of the mystery of being on this side of the panel. Thank you. But I appreciate the question. All right.

Okay. I really want to thank everybody for your participation today. You hung in there. It’s run a little bit long. And I just want to tell you how much we appreciate it. I also want to put one more name—there were two people that were at the back of the room and I didn’t do a very good job of hosting. I want to introduce one of our Board members, who’s now in the front of the room, Henry Autry. Henry, I think everybody—a lot of you know Henry.

And also someone new to Hyperion, our VP of HR, joining us about six months ago, someone I’ve known for well over 15 years, Steve McMahon. So, Steve. And so, did I neglect anybody else? Oh, sorry, Dean. And so our new CIO, I think a lot of you knew Debra Fleig, who retired back in the early Springtime. And joining us most recently from SGI, our new Chief Information Officer, Dean Drougas. Dean, we’re delighted to have you on board. Stand up so everybody can put the name and face together.

Okay. Everybody travel safe. Enjoy the sessions. Please spend a lot of time with our customers and thanks again for attending.

Hyperion Analyst Day – April 11, 2005

Hyperion

Welcome

Welcome

Hyperion Analyst Day – April 11, 2005

Hyperion

Welcome

Linda Snyder
Director, Investor Relations

Linda Snyder Director, Investor Relations Welcome

Agenda Hyperion's Strategy for Growth Godfrey Sullivan President & CEO Financial Review David Odell, CFO Driving Market Momentum in Rich Clayton Business Performance Vice President Management Product Marketing Customer Success Burton Goldfield Drives Revenue Senior Vice President Worldwide Field Operations Paul Burrin Vice President Worldwide Field Marketing

Agenda Customer Panel Daan Greven, Controller & Program Manager RAROC/Basel II, De Lage Landen Group Bret Furtwengler, Vice President, Financial Systems, Fifth Third Bank William C. Smith, Manager, Clinical Data Warehouse St. Jude Children's Research Hospital Scott Pelham, Director Consolidated Reporting/Process Integration Verizon Why Hyperion Wins John Kopcke, Chief Technology Officer

Agenda Teradata Partner Presentation John Dinning, VP Solutions & Alliances Teradata Product Development Update Robert Gersten Chief Development Officer Project Avalanche Sneak Ranvir Wadera Preview Vice President Product Development Panel Q&A Hyperion Management Concluding Comments Godfrey Sullivan President & CEO

Today's News & Logistics

Hyperion

Copyright © 2005, Hyperion. All rights reserved.

P . 6

Today's News & Logistics Announced preliminary March quarter results today Today's press releases in back Save questions until end Use microphones for webcast audience Lunches in back

Break-Out Sessions Today "Designing Dashboards with Hyperion Intelligence" Auditorium C "An Integrated Approach to Finance Using Hyperion BPM at the University of Texas MD Anderson Cancer Center" Room 384 "Achieving One Version of the Truth with Hyperion at Koc Group" Room 387 "Delivering Sustainable Compliance" Andy Rusnak, Deloitte Room 385 2:15-3:15 3:45-4:45

Safe Harbor Statements made during today's presentations, other than statements of historical fact, are forward-looking statements, including, but not limited to, statements concerning expected future financial results, the potential success of anticipated product offerings, and the potential market opportunities for Business Performance Management software. Such statements constitute anticipated outcomes and do not assure results. Actual results may differ materially from those anticipated by the forward-looking statements due to a variety of factors, including, but not limited to the company's failure to successfully drive increases in software license revenue (by both increasing sales of newer products, and limiting fall off of older product revenue), significant product quality problems, failure to successfully drive partner revenue, significant strengthening of the dollar against key European currencies, the impact of competitive products and pricing, a decline in customer demand, and technological shifts. For a more detailed discussion of factors that could affect the company's performance and cause actual results to differ materially from those anticipated in the forward-looking statements, interested parties should review the company's filings with the Securities and Exchange Commission, including the Annual Report on Form 10-K filed on September 13, 2004, and the 10-Q filed on February 9, 2005. The company does not undertake an obligation to update its forward-looking statements to reflect future events or circumstances.

Hyperion Analyst Day – April 11, 2005

Hyperion

Hyperion's Strategy for Growth

Godfrey Sullivan
President and CEO

Godfrey Sullivan President and CEO Hyperion's Strategy for Growth

Agenda

Hyperion

Copyright © 2005, Hyperion. All rights reserved.
P . 10

Agenda Hyperion's Strategic Advantages Today Strengthening Our BPM Leadership Our Vision For Continued Growth

BPM Demand Drivers

Hyperion

Fragmented Systems
High Cost of Information Retrieval

Regulatory Requirements
Reporting & Controls Overhead

Complex Organizations
Unreliable Plans & Forecasts

Earnings Expectations
Pressure on Profitability

Bookings
Payroll
SS
Supply Chain
ERP
HR
CRM
10Q
SOX
IFRS
10K
EMEA
APAC

Business Challenges

Copyright © 2005, Hyperion. All rights reserved.

P . 11

BPM Demand Drivers Business Challenges Fragmented Systems Unreliable Plans & Forecasts Complex Organizations Regulatory Requirements Reporting & Controls Overhead Pressure on Profitability Earnings Expectations High Cost of Information Retrieval

Answers to Three Basic Questions

What Happened and Why?
What Is Happening?
What Could Happen?
Supply Chain
ERP
IFRS
10K

Copyright © 2005, Hyperion. All rights reserved.

P . 12

Answers to Three Basic Questions What Happened and Why? What Is Happening? What Could Happen?

Customers' Starting Point: Management Reporting

Hyperion

Customer Concentration
2001
2004
$1B Revenue
01
04
Custom Applications
01
04
Packaged Applications
01
04
Reporting
01
04
Products Suite
01
04E
Store Data/Transactional
Complexity/Price
Time

Source: Bain and Company

Copyright © 2005, Hyperion. All rights reserved.

P . 13

Customers' Starting Point: Management Reporting Source: Bain and Company Complexity/Price Time Store Data/Transactional Packaged Applications Products Suite Custom Applications Customer Concentration Reporting 01 04 01 04 01 04 01 04E 01 04 2001 2004 $1B Revenue

BPM Supports the Entire Management Cycle

Hyperion

- Hyperion Planning
- Hyperion Strategic Finance
- Hyperion Essbase 7X

PERFORMANCE DASHBOARDS
Enterprise Planning
Financial Management and Control
Shared Business Data and Processes
Enterprise Analytics
Query and Reporting
Legacy
Teradata
SAP
Oracle
Siebel

- Hyperion Financial Management
- Hyperion Performance Suite

Copyright © 2005, Hyperion. All rights reserved.

P . 14

Enterprise Planning Financial Management and Control Enterprise Analytics Query and Reporing Shared Business Data and Processes Enterprise Planning Financial Management and Control Enterprise Analytics Query and Reporting BPM Supports the Entire Management Cycle Hyperion Planning Hyperion Strategic Finance Hyperion Essbase 7X Hyperion Performance Suite Hyperion Financial Management Legacy Teradata SAP Oracle Siebel

Interactive Dashboards: Face of BPM

Toyota
Retail & Product Performance
Oberto Sausage
Inventory Management
Logitech
Bookings, Billings and Backlogs
US Army
Workforce Planning
Hyperion
Compliance Management
BBB Dashboard - Current Quarter
Executive Dashboard
DASHBOARDS

Copyright © 2005, Hyperion. All rights reserved.

P . 15

Interactive Dashboards: Face of BPM Hyperion US Army Oberto Sausage Inventory Management Toyota Retail & Product Performance Compliance Management Workforce Planning Logitech Bookings, Billings and Backlogs

Hyperion's Strategic Advantages

Copyright © 2005, Hyperion. All rights reserved.
P . 16

Hyperion's Strategic Advantages Loyal customers, passionate about our products Strong domain expertise #1 market share in BPM applications Data agnostic One degree of separation from transaction layer "Start anywhere" approach

Life Before Business Performance Management

Data Sources
Data Warehouse
Disparate Systems
Destination/End-Users
Siebel
Oracle
SAP
Legacy

Copyright © 2005, Hyperion. All rights reserved.

P . 17

Life Before Business Performance Management Legacy Siebel SAP Oracle Destination/End-Users Data Warehouse Disparate Systems Data Sources

Business Performance Management Evolution

Data Sources
Data Warehouse
Enterprise Applications & BI
Disparate Systems
Destination/End-Users
PLANNING
FINANCIAL MGMT & CONTROL
ANALYTICS
QUERY & REPORTING
Siebel
Oracle
SAP
Legacy

Copyright © 2005, Hyperion. All rights reserved.

P . 18

Disparate Systems PLANNING FINANCIAL MGMT & CONTROL Business Performance Management Evolution Legacy Siebel SAP Oracle ANALYTICS QUERY & REPORTING Destination/End-Users Data Warehouse Data Sources Enterprise Applications & BI

The Case for the Business Performance Management System

Data Sources
Data Warehouse
Enterprise BPM Applications & BI
Destination/End-Users
PLANNING
OPERATIONAL REPORTING
Siebel
Oracle
SAP
Legacy
PRESENTATION LAYER
INTERACTIVE DASHBOARD
ENTERPRISE PLANNING
FINANCIAL REPORTING
BUSINESS ANALYSIS
MANAGEMENT REPORTING
FINANCIAL REPORTING
SHARED BUSINESS DATA & PROCESSES

Copyright © 2005, Hyperion. All rights reserved.

P . 19

Enterprise Applications & BI BPM System OPERATIONAL REPORTING INTERACTIVE DASHBOARD FINANCIAL REPORTING ANALYTICS PLANNING FINANCIAL MGMT & CONTROL QUERY & REPORTING The Case for the Business Performance Management System Legacy Siebel SAP Oracle PRESENTATION LAYER SHARED BUSINESS DATA & PROCESSES ENTERPRISE PLANNING FINANCIAL REPORTING BUSINESS ANALYSIS MANAGEMENT REPORTING Destination/End-Users Data Warehouse Data Sources

The Case for the Business Performance Management System

Hyperion

Data Sources
Data Warehouse
BPM System
Destination/End-Users
OPERATIONAL REPORTING
Siebel
Oracle
SAP
Legacy
Common Visualization
Applications
Common BPM Services
Common BPM Data Model
INTERACTIVE DASHBOARD
FINANCIAL REPORTING

Copyright © 2005, Hyperion. All rights reserved.

P . 20

BPM System OPERATIONAL REPORTING INTERACTIVE DASHBOARD FINANCIAL REPORTING PRESENTATION LAYER SHARED BUSINESS DATA & PROCESSES ENTERPRISE PLANNING FINANCIAL REPORTING BUSINESS ANALYSIS MANAGEMENT REPORTING The Case for the Business Performance Management System Legacy Siebel SAP Oracle Common Visualization Applications Common BPM Services Common BPM Data Model Destination/End-Users Data Warehouse Data Sources

The Next Phase of the Business Performance Management System

Data Sources
Data Warehouse
BPM System
Destination/End-Users
OPERATIONAL REPORTING
Common Visualization
INTERACTIVE DASHBOARD
Applications
FINANCIAL REPORTING
Common BPM Services
Common BPM Data Model

Copyright © 2005, Hyperion. All rights reserved.

P . 21

PRESENTATION LAYER SHARED BUSINESS DATA & PROCESSES ENTERPRISE PLANNING FINANCIAL REPORTING BUSINESS ANALYSIS MANAGEMENT REPORTING Common Visualization Applications Common BPM Services Common BPM Data Model Legacy Siebel SAP Oracle Data Warehouse Data Sources Common Visualization Applications Common BPM Services Common BPM Model Common Visualization Applications Common BPM Services Common BPM Data Model Common Visualization Common BPM Services Common BPM Data Model Applications BPM System OPERATIONAL REPORTING INTERACTIVE DASHBOARD FINANCIAL REPORTING The Next Phase of the Business Performance Management System Destination/End-Users BPM Workspace

FY06 Priorities

Hyperion

Copyright © 2005, Hyperion. All rights reserved.

P . 22

FY06 Priorities Invest in BPM System Expand strength in Finance to IT Invest in Marketing Expand Field Operations

Why I'm Excited

Hyperion

Copyright © 2005, Hyperion. All rights reserved.

P . 23

Why I'm Excited Demand drivers are growing and customers increasingly view BPM as a necessity Hyperion's strategic advantages enable us to expand our market leadership Our investment in the BPM System will drive our long-term success

Hyperion Analyst Day – April 11, 2005

Hyperion

Financial Review

David Odell
Chief Financial Officer

Financial Review David Odell Chief Financial Officer

Agenda

Hyperion

Copyright © 2005, Hyperion. All rights reserved.

P . 25

Agenda Financial Performance Overview Review of Preliminary Q3 FY05 Results Stock Repurchase Plan Update Stock Option Expensing Update Next Financial Targets M&A Priorities Summary

Consistent Revenue Growth

Hyperion

Total Revenue (TTM)
180.0
170.0
160.0
150.0
140.0
130.0
120.0
110.0
100.0
($M)
Q1 FY03
Q2 FY03
Q3 FY03
Q4 FY03
Q1 FY04
Q2 FY04
Q3 FY04
Q4 FY04
Q1 FY05
Q2 FY05

Copyright © 2005, Hyperion. All rights reserved.

P . 26

Consistent Revenue Growth Total Revenue (TTM) 100.0 110.0 120.0 130.0 140.0 150.0 160.0 170.0 180.0 Q1 FY03 Q2 FY03 Q3 FY03 Q4 FY03 Q1 FY04 Q2 FY04 Q3 FY04 Q4 FY04 Q1 FY05 Q2 FY05 ($M)

Consistent Operating Margin Expansion

Pro Forma Operating Margin (TTM)
16.0%
15.0%
14.0%
13.0%
12.0%
11.0%
10.0%
9.0%
8.0%
7.0%
6.0%
Q1 FY03
Q2 FY03
Q3 FY03
Q4 FY03
Q1 FY04
Q2 FY04
Q3 FY04
Q4 FY04
Q1 FY05
Q2 FY05

Copyright © 2005, Hyperion. All rights reserved.

P . 27

Consistent Operating Margin Expansion Pro Forma Operating Margin (TTM) 6.0% 7.0% 8.0% 9.0% 10.0% 11.0% 12.0% 13.0% 14.0% 15.0% 16.0% Q1 FY03 Q2 FY03 Q3 FY03 Q4 FY03 Q1 FY04 Q2 FY04 Q3 FY04 Q4 FY04 Q1 FY05 Q2 FY05

Strong Cash Flow Strengthens the Balance Sheet

Hyperion

Cash Flow from Operations (TTM)
($M)
40.0
35.0
30.0
25.0
20.0
15.0
10.0
Q1 FY03
Q2 FY03
Q3 FY03
Q4 FY03
Q1 FY04
Q2 FY04
Q3 FY04
Q4 FY04
Q1 FY05
Q2 FY05

Copyright © 2005, Hyperion. All rights reserved.

P . 28

Strong Cash Flow Strengthens the Balance Sheet Cash Flow from Operations (TTM) 10.0 15.0 20.0 25.0 30.0 35.0 40.0 Q1 FY03 Q2 FY03 Q3 FY03 Q4 FY03 Q1 FY04 Q2 FY04 Q3 FY04 Q4 FY04 Q1 FY05 Q2 FY05 ($M)

Q3 FY05 Preliminary Financial Results * Non-GAAP pro forma financial measures exclude adjustments, such as those relating to purchase accounting and restructuring costs and credits. April 11, 2005 Announcement License revenue $66M - $69M January 25, 2005 Guidance Total revenue $173M - $178M GAAP EPS $0.35 - $0.40 Non-GAAP pro forma EPS* $0.40 - $0.45

Continued Execution of Stock Repurchase Plan

Hyperion

Current Plan (as of market close 3/31/05)

Total Remaining Under the Program: $16.3M

Copyright © 2005, Hyperion. All rights reserved.

P . 30

Continued Execution of Stock Repurchase Plan Current Plan (as of market close 3/31/05) Program thru 12/31/04 1.15M Shares Repurchased Cost Weighted Ave. Cost $43.6M $38.00 Q3 FY05 316K $15.1M $47.72 Total 1.46M $58.7M $40.20 Total Remaining Under the Program: $16.3M

FAS 123 Impact - Option Expense

EPS Impact
0.50
0.48
0.46
0.44
0.42
0.40
0.38
0.36
0.34
0.32
$
FY02
FY03
FY04
FY05*

* Estimate

Copyright © 2005, Hyperion. All rights reserved.

P . 31

FAS 123 Impact - Option Expense * Estimate

Achieving $1 Billion and 20%

$1,000
$800
$600
$400
$200
FY02
FY03
FY04
FY05
20%
18%
16%
14%
12%
10%
8%
6%
4%
2%
0%
Revenues (mm)
Pro Forma Operating Margin

Copyright © 2005, Hyperion. All rights reserved.

P . 32

FY02 FY03 FY04 FY05 Revenues 492 510 622 704.5 Pro Forma Operating Margin 0.04 0.105 0.139 0.158 Achieving $1 Billion and 20% Revenues (mm) Pro Forma Operating Margin FY02 FY03 FY04 FY05

M&A Priorities Overall objective-Extend Hyperion's leadership in Business Performance Management Investment Priorities Adjacent applications Alcar, April 2003 Supplement our platform Brio, October 2003 QiQ, July 2004 Razza Solutions, January 2005 Consolidation opportunities

Summary

Hyperion

Copyright © 2005, Hyperion. All rights reserved.

P . 34

Summary Business Performance Management Resonates with Customers Next Targets: $1 Billion Revenue and 20% Pro Forma Operating Margins Complete Q3 FY05 Update on April 21, 2005 Earnings Call

Hyperion Analyst Day – April 11, 2005

Hyperion

Driving Market Momentum in Business Performance Management

Rich Clayton
Vice President of Product Marketing

Driving Market Momentum in Business Performance Management Rich Clayton Vice President of Product Marketing

Agenda

Copyright © 2005, Hyperion. All rights reserved.
P . 36

Agenda Demand Drivers are Strong Increased Market Momentum Exciting New Products

What Customers Want

PERFORMANCE DASHBOARDS
Enterprise Planning
Financial Management & Control
Shared Business Data & Processes
Enterprise Analytics
Query & Reporting
Legacy
Teradata
SAP
Oracle
Siebel

The Power of ONE:

Copyright © 2005, Hyperion. All rights reserved.

P . 37

What Customers Want The Power of ONE: Insight On-Demand Report & Forecast With Confidence Flexibility to Manage Change Shared Business Data & Processes Financial Management & Control Enterprise Planning Query & Reporting Enterprise Analytics Legacy Teradata SAP Oracle Siebel

HYPERION BI PLATFORM MANAGEMENT REPORTING MADE EASY PERFORMANCE VISIBILITY ON DEMAND

Seamless Management Reporting

Hyperion

INTERACTIVE DASHBOARD
FINANCIAL REPORTING
OPERATIONAL REPORTING
Product Sales Report
Eden Corporation

Copyright © 2005, Hyperion. All rights reserved.
P . 39

Seamless Management Reporting FINANCIAL REPORTING OPERATIONAL REPORTING INTERACTIVE DASHBOARD

Easiest to Use and Interactive Dashboards

Hyperion

Toyota
Retail & Product Performance

Hyperion
Compliance Management

Oberto Sausage
Inventory Management

Logitech
Bookings, Billings and Backlogs

US Army
Workforce Planning

BBB Dashboard - Current Quarter
Executive Dashboard
DASHBOARDS

Copyright © 2005, Hyperion. All rights reserved.

P . 40

Easiest to Use and Interactive Dashboards Hyperion US Army Oberto Sausage Inventory Management Toyota Retail & Product Performance Compliance Management Workforce Planning Logitech Bookings, Billings and Backlogs

Most Advanced Analytic Architecture

What-if?
Business rules
Forecasting
Planning
Currency
Essbase 7X
Massive data volumes
Real time
Data Mining
Navigation
Sparse data
Financial
Operational

Copyright © 2005, Hyperion. All rights reserved.

P . 41

Most Advanced Analytic Architecture Essbase 7X Business rules Forecasting Planning Currency What-if? Massive data volumes Real time Data Mining Navigation Sparse data Financial Operational in planning... in financial consolidation... in financial BPM... Debuting Hyperion Applications Suite 4.0 #1

New Interface – Easy to Use

Hyperion

Copyright © 2005, Hyperion. All rights reserved.

P . 43

New Interface - Easy to Use

BPM Processes Accessible Everywhere

Hyperion

- Hyperion Planning
- Hyperion Financial Management
- Hyperion Essbase

Copyright © 2005, Hyperion. All rights reserved.

P. 44

BPM Processes Accessible Everywhere Hyperion Planning Hyperion Financial Management Hyperion Essbase HYPERION REPORTS HYPERION ANALYZER BUDGETING, PLANNING AND FORECASTING FINANCIAL CONSOLIDATION AND REPORTING CUSTOM BI APPLICATIONS

Most Complete Solution for Enterprise Planning

Hyperion

STRATEGIC PLANNING
Long-Range Plan
Treasury Strategies
M&A and Divestitures
Major Investments
INTEGRATED ENTERPRISE PLANNING
Annual Operating Plan
Rolling Forecasts
Workforce Plan
Capital Expenditure Plan
OPERATIONAL PLANNING

Copyright © 2005, Hyperion. All rights reserved.

P . 45

Workforce Plan Most Complete Solution for Enterprise Planning INTEGRATED ENTERPRISE PLANNING OPERATIONAL PLANNING STRATEGIC PLANNING Long-Range Plan Major Investments Treasury Strategies M&A and Divestitures Annual Operating Plan Capital Expenditure Plan Rolling Forecasts

World's Best Financial Reporting Solution Shortens Reporting Cycles

Hyperion

FILE VIEW ADMINISTRATION HELP
Documents
Scenario:ActMon
Year:2004
Period:January
ICTrans Form - Drill Through to IC transaction details
Opening
Appropriation
Increases
RecItIC
AssIt
Asstot
PayItIC
LiaIt
Liatot
15,689
15,689
15,689
5,368
Cell Text...
Intercompany Transactions
Linked Form
Properties

Report - Transaction Details

Scenario: ActMon	Year: 2004
Period: January	Entity: A
Partner: B	Scale Factor: 3
Decimal: 0	Match Status: Matched, UnMatched, MisMatched
Post Status: Posted	Date: 11/15/2004 8:39:28 PM
User: RPOIRIER3\rpoirier	

	erence ID	Sub ID	Transaction Date	Transaction Amount	Conversion Rate	Entity Currency Amount
N334	Ref008		1/13/2004	1,500	1.538462	975
N534	Req008	S01	1/13/2004	800	1.515023	528
N663	Req033	S03	1/13/2004	400	1.000000	400
N663	Req033	S04	1/13/2004	200	1.000000	200
N774	Req018	S01	1/13/2004	880	1.515023	581
T334	Ref008		1/13/2004	1,500	1.538462	975
T534	TReq08	S01	1/13/2004	800	1.515023	528
T663	TReq33	S03	1/13/2004	400	1.000000	400
T663	TReq33	S04	1/13/2004	200	1.000000	200
T774	TReq18	S01	1/13/2004	880	1.515023	581
				7,560		5,368

Copyright © 2005, Hyperion. All rights reserved.
P . 46

World's Best Financial Reporting Solution Shortens Reporting Cycles

HYPERION MASTER DATA MANAGEMENT SERVER THE ONLY WAY TO SYNCHRONIZE BPM MASTER DATA [INTRODUCING] FLEXIBILITY TO MANAGE CHANGE

Managing Change is Complex

Hyperion

BI / Reporting Systems
Analytic Applications
BPM Applications
Data Warehouse
Chart of accounts, Cost center roll-ups
Business Administrators
IT Administrators
Business Users
Product reporting structures, Customer relationships, Dimensions
ERP1
ERP2
Legacy Systems
Transaction Systems
Changes to Reporting Structures
New Dimensions
New Systems

Copyright © 2005, Hyperion. All rights reserved.

P . 48

Managing Change is Complex BI / Reporting Systems Analytic Applications BPM Applications Data Warehouse ERP1 ERP2 Legacy Systems Transaction Systems Chart of accounts, Cost center roll-ups Product reporting structures, Customer relationships, Dimensions Business Administrators IT Administrators Business Users Changes to Reporting Structures New Dimensions New Systems

Hyperion

BI / Reporting Systems
Analytic Applications
BPM Applications
Data Warehouse
Hyperion
Master Data Management Server
ERP1
ERP2
Legacy Systems
Transaction Systems
Changes to Reporting Structures
New Dimensions
New Systems

Copyright © 2005, Hyperion. All rights reserved.

P . 49

Only Hyperion Can Synchronize BPM Master Data Across Enterprise Systems BI / Reporting Systems Analytic Applications BPM Applications Data Warehouse ERP1 ERP2 Legacy Systems Transaction Systems Chart of accounts, Cost center roll-ups Product reporting structures, Customer relationships, Dimensions Business Administrators IT Administrators Business Users Changes to Reporting Structures New Dimensions New Systems Hyperion Master Data Management Server

Hyperion's BPM Advantages Management reporting made easy Easiest to use dashboards Most advanced analytic architecture Richest application suite rated #1 in BPM Best financial reporting Most complete enterprise planning The only solution for managing BPM master data

Customer Success Drives Revenue Burton M. Goldfield Senior Vice President Worldwide Field Operations Paul Burrin Vice President Worldwide Field Marketing

Agenda

- The Market Opportunity
- Customer Results
- Team Success

Copyright © 2005, Hyperion. All rights reserved.
P . 52

Agenda The Market Opportunity Customer Results Team Success

Demand Drivers

Hyperion

Fragmented Systems
High Cost of Information Retrieval

Bookings
Payroll
SS
Supply Chain
ERP
HR
CRM

Regulatory Requirements
Reporting and Controls Overhead

10Q
SOX
IFRS
10K

Complex Organizations
Unreliable Plans and Forecasts

EMEA
APAC
AMERICAS

Earnings Expectations
Pressure on Profitability

Business Challenges

Copyright © 2005, Hyperion. All rights reserved.
P . 53

Demand Drivers Business Challenges Fragmented Systems Unreliable Plans and Forecasts Complex Organizations Regulatory Requirements Reporting and Controls Overhead Pressure on Profitability Earnings Expectations High Cost of Information Retrieval

Building on BPM Leadership

Hyperion

2003 Financial / BPM Market Shares
Hyperion 21%
SAP 7%
Cognos 6%
Oracle 6%
SAS 5%
Geac 3%
Other 52%

2003 BI Market Shares
SAS 9%
Cognos 11%
Hyperion 7%
MicroStrategy 4%
BOBJ 17%
All Others 52%

Source: IDC 2004

Copyright © 2005, Hyperion. All rights reserved.

P . 54

Building on BPM Leadership 2003 Financial / BPM Market Shares 2003 Hyperion 249.9 SAP 81.5 Cognos 71.1 Oracle 68.1 SAS 59.9 Geac 40.7 Other 628.8 2003 BOBJ 0.165 Cognos 0.109 SAS 0.094 Hyperion 0.068 MicroStrategy 0.037 All Others 0.527 2003 BI Market Shares 2003 Total Market: $1.2B 2004-2008 CAGR of 11.2% 2004 Total Market: $4.25B 2004-2009 CAGR of 6% Source: IDC 2004

Fueling Growth in BPM

Grow Hyperion Leadership in BPM Market
($5.5B)
Customer Opportunity
Net New Opportunity
BPM Standardization
Cross Sell
Solutions
Up Sell
BPM Standardization
BI
Apps 4.0
Solutions

Copyright © 2005, Hyperion. All rights reserved.

P . 55

Fueling Growth in BPM Apps 4.0 Solutions BI Grow Hyperion Leadership in BPM Market ($5.5B) Customer Opportunity Net New Opportunity Cross Sell Solutions Up Sell

Leveraging Partner Value

Hyperion

accenture — High performance. Delivered.	Basel II / Credit Risk Regulatory Reporting Planning for Value
BearingPoint	Integrated Business Intelligence
Deloitte.	Sustained Compliance
IBM	Automotive Finance Portal Hyperion Intelligence and IBM Workplace for Business Controls and Reporting Solution
Teradata — a division of NCR	BI Data Warehouse Platform Financial Management Solutions Profitability Management Solution

Copyright © 2005, Hyperion. All rights reserved.

P . 56

Leveraging Partner Value Basel II / Credit Risk Regulatory Reporting Planning for Value Integrated Business Intelligence Sustained Compliance Automotive Finance Portal Hyperion Intelligence and IBM Workplace for Business Controls and Reporting Solution BI Data Warehouse Platform Financial Management Solutions Profitability Management Solution

CURRENCY: EUROS/SHARE
LATAM €: 0.07
N. AMERICA €: 0.45
APAC €: 0.18
-2%
+13%
+9%
+5%
2002
2003
2004
UNITS/HOUR/YEAR
SHENZHEN, CHINA
KYIV, UKRAINE
Performance Visibility
On Demand

Copyright © 2005, Hyperion. All rights reserved.
P . 57

Performance Visibility On Demand

Go To Market Model

Global Branding	Performance Visibility on Demand (BPM Standardization)			
Global Programs	Enterprise Planning	Sustaining Compliance	Management Reporting	Master Data Management
Target Audiences	Finance	LOB	IT	
Target Market	Global 10,000			

Copyright © 2005, Hyperion. All rights reserved.
P . 58

Go To Market Model Master Data Management Enterprise Planning Sustaining Compliance Management Reporting Global Programs IT Finance LOB Target Audiences Performance Visibility on Demand (BPM Standardization) Global Branding Global 10,000 Target Market

Performance Visibility on Demand

Hyperion

Global Advertising Campaign

A CRYSTAL BALL MELDED WITH A TACHOMETER.
COMPLY TODAY.
PROFIT TOMORROW.
VISIBILITY IN A FOG OF DATA.
ELIMINATE BLIND SPOTS IN YOUR ENTERPRISE REPORTS.
ERP SYSTEM CAN BE A BLACK HOLE OF INFORMATION.

Copyright © 2005, Hyperion. All rights reserved.
P . 59

Performance Visibility on Demand Global Advertising Campaign

Extending Enterprise Deployments

Hyperion

THE TRUTH, THE WHOLE TRUTH
AND NOTHING BUT THE FINANCIAL TRUTH
HYPERION FINANCIAL REPORTING AND ANALYSIS
Hyperion
BUILD 2
WITH
CONFIDENCE.
Hyperion
BUILD 3
CERTAINTY FOR TODAY.
CONFIDENCE FOR TOMORROW.
Hyperion

Copyright © 2005, Hyperion. All rights reserved.
P. 60

Extending Enterprise Deployments Demand Generation Programs Enterprise Planning Sustaining Compliance Target Audiences CFO Chief Compliance Officer VP Finance Financial Controller Head of Strategy & Planning

Increase Consideration by IT & LOB

Hyperion

THE CORNERSTONES
OF BUSINESS INTELLIGENCE
[See the big picture.]
THE CORNERST
OF BUSINESS INTE
[See the big pictu
EXECUTION
EXPERIEN
BI CORNERSTONES

Copyright © 2005, Hyperion. All rights reserved.

P . 61

Demand Generation Programs Management Reporting & Dashboards Master Data Management Target Audiences CIO IT Executives IT Consultants LOB Executives Increase Consideration by IT & LOB

Revenue Results across Solution Areas

Hyperion

- Management Reporting
- Enterprise Planning
- Compliance

PERFORMANCE DASHBOARDS
Enterprise Planning
Financial Management & Control
Shared Business Data & Processes
Enterprise Analytics
Query & Reporting
Legacy
Teradata
SAP
Oracle
Siebel

Copyright © 2005, Hyperion. All rights reserved.

P . 62

Revenue Results across Solution Areas Management Reporting Enterprise Planning Compliance

Management Reporting at Suzuki Business Issues Lack of dealer performance measurement & reporting Significant overhead authorizing dealer expenditures Solution Hyperion Performance Suite & Hyperion Essbase throughout their dealerships Benefits Auto dealer warranty and service performance rated on multiple criteria Customer satisfaction improved as a result of improved quality of service A more accurate claim submission process saving time and money for the dealers and Suzuki

Enterprise Planning at Telenor Business Issues Lack of standardization cause of inefficient consolidation & reporting Time-consuming & costly financial rollups Proliferation of reporting and planning systems Solution Hyperion Planning used by 500 employees across 16 countries Benefits Reduced time & costs in report production (2 days to 30 min) Increased productivity and value to business in Finance function Standardization of planning across company increasing efficiencies & effectiveness

Compliance Solutions at Carl Zeiss Business Issue Unable to meet IFRS requirements using current medley of financial reporting tools Solution Replaced with single integrated Hyperion solution used by over 400 people worldwide Benefits Reduced risk and cost of meeting audit & compliance requirements Increased productivity of finance and reporting teams Reduced TCO through consolidation of reporting tools

Hyperion Team Model

Hyperion Executive Team
Marketing
Development
Finance
Pre-Sales Organization
Partner Sales Managers
Customer Support
Services Organization
Account Reps
Inside-Sales Organization
Partners
RELATIONSHIPS
CUSTOMERS

Copyright © 2005, Hyperion. All rights reserved.

P . 66

Hyperion Team Model Hyperion Executive Team Marketing Development Finance Account Reps Partners Pre-Sales Organization Customer Support Services Organization Inside-Sales Organization Partner Sales Managers R E L A T I O N S H I P S C U S T O M E R S Alignment is focused on customer success throughout the relationship Account Reps have primary Hyperion customer relationship responsibility Additional resources available based on customer needs Low overhead sharing of information throughout Hyperion team Partner model is heavily used in small and medium business space

Summary

Copyright © 2005, Hyperion. All rights reserved.
P . 67

Summary Market Opportunity - Drive to $1B in Revenue Customer Results - Emerging BPM Standardization Team Success - Right People; Right Model; Right Time

Hyperion Analyst Day – April 11, 2005

Hyperion

Customer Panel

Burton Goldfield
Moderator

Customer Panel Burton Goldfield Moderator

De Lage Landen Group

Company Profile
De Lage Landen Group

Our partners include

AGCO
BECKMAN COULTER
SONY
océ
Genie
RICOH
KOMATSU
TENNANT
IBM

de lage landen

Company Profile De Lage Landen Group Our partners include Founded in 1969, Dutch based 100% subsidiary Rabobank Group - "AAA" rated Vendor Finance Partnership Europe, Americas, Asia Pacific Portfolio $ 17.7 billion Profit $ 174 million

De Lage Landen Group

DLL's Structure for Strategic Planning and Performance Management

operational level
tactical level
compliance reporting
management reporting, performance management
strategic planning
transact. systems + G/L's
DWH's
HFM (finance)
HP (budgeting & planning)
Hyperion Hub
HPS (KPI, SOx, ORM)
HBM (Cost Man.)
Essbase (Credit Risk & ECAP)

de lage landen

DLL's Structure for Strategic Planning and Performance Management transact. systems + G/L's DWH's HFM (finance) HP (budgeting & planning) Essbase (Credit Risk & ECAP) HBM (Cost Man.) HPS (KPI, SOx, ORM) Hyperion Hub operational level tactical level compliance reporting management reporting, performance management strategic planning

Fifth Third Bancorp A Fortune 500 company Headquartered in Cincinnati, OH 17 affiliates in OH, KY, IN, MI, IL, FL, WV, TN, and PA A diversified financial services company with four primary businesses: Commercial Banking, Retail Banking, Investment Advisors, and Fifth Third Bank Processing Solutions $95 billion in assets One of the largest banks in U.S. by asset size (top 15) and market cap (top 10) Over 20,000 employees 6 million customers Grown through de novo growth and acquisitions (7 acquisitions since '94) Fifth Third Bank Profile Fifth Third traces its origin to the Bank of Ohio Valley, est. 1858. In 1871, that bank was purchased by the Third National Bank. At the turn of the century, the Third National Bank and the Fifth National Bank merged and eventually became known as "Fifth Third Bank".

Hyperion Solution 1,200+ Excel spreadsheets used to develop annual plan, version control non-existent Multiple reporting tools required for geographically dispersed user base Need for greater dimensionality in financial reporting Business Situation Hyperion Planning to replace Excel template-based planning/forecast process Hyperion Financial Management (HFM) to upgrade Hyperion Enterprise Hyperion Essbase extended version and reach Hyperion MDM Server Business Solution Scalable Solution - centralized administration with decentralized data input and analysis Lower Cost/Greater Ease of Use - common reporting toolset for all Finance systems Reduced Risk - MS Office add-in, reduced reconciliations, greater visibility into data Outcome

St. Jude Children's Research Hospital One of world's premier centers for finding cures, through research and treatment, for children with catastrophic illnesses 4th-largest health care charity in U.S. $363 million in revenue, privately held 3,500 employees Conducts Clinical Trials Protocols well-defined treatment regimens average duration: seven years Data and analyses are critical-from initial data collection to final outcome measurement

St. Jude Children's Research Hospital Business Situation Needed clinical trials data collection system to better leverage data resources, shorten application delivery, and reporting process Protect security of patient data and adhere to all HIPAA and FDA data security and reporting requirements Business Solution Hyperion Performance Suite used throughout organization Selected for ease of use by non-technical users, metadata integration, and rapid deployment vs. competing products Outcome Staff empowered with fast access to meaningful, constantly changing data to affect treatment and cures of patients Achieved 10-to-1 cost savings in building new protocol applications / data marts, estimated savings of $1 million bi-annually Reduced protocol data report turnaround by up to two-thirds

Bell Atlantic + GTE = Verizon $67.2B Revenues 247,000 Employees 1.2M DSL (Digital Subscriber Lines) 7.4 M Long Distance Subscribers 29M Wireless 132M Access Line Equivalents 9.6M International Wireless Customers Presence in 45 Countries Verizon Company Profile

Dashboard: Benefits with Hyperion and IBM

Multiple Metrics Warehouses
Corporate Consolidation
Integration Point (Transaction Detail)
Integration Point
Originating Systems
Feed Systems
VFRAME
Planning
Budgeting (CV & Best View)
Actuals
Analysis
Reporting
VFRAME Web Portal
Executive Dashboard
Real-Time Data

Dashboard: Benefits with Hyperion and IBM Integration Point Originating Systems Real-Time Data Executive Dashboard VFRAME Actuals Planning Budgeting (CV & Best View) Analysis Reporting VFRAME Web Portal Corporate Consolidation Feed Systems Integration Point (Transaction Detail) Multiple Metrics Warehouses

Customer Panel Q&A

?
?
?
?
?
?

Copyright © 2005, Hyperion. All rights reserved.

P . 77

Customer Panel Q&A ? ? ? ? ? ?

Hyperion Analyst Day – April 11, 2005

Hyperion

Why Hyperion Wins

John Kopcke
Chief Technology Officer

Why Hyperion Wins John Kopcke Chief Technology Officer

Recent Hyperion Wins

Hyperion

61 CTO/Customer meetings since last November

Copyright © 2005, Hyperion. All rights reserved.

P. 79

Recent Hyperion Wins 61 CTO/Customer meetings since last November

Top 10 Reasons to Do Business with Hyperion

Hyperion

Presented by Large Financial Services Company at Hyperion's

Financial Services Symposium

January 2005

JANUARY 13, 2005
FINANCIAL SERVICES SYMPOSIUM
Hyperion
HYPERION INVITES YOU to the January 13, 2005 Financial Services
COME TO OUR FINANCIAL SERVICES SYMPOSIUM
AND HEAR ABOUT INDUSTRY TRENDS,
BUSINESS STRATEGIES, AND HOW HYPERION IS HELPING THE
TITANS
OF FINANCE
CREATE RESPONSIVE ORGANIZATIONS.

Copyright © 2005, Hyperion. All rights reserved.

P . 80

Top 10 Reasons to Do Business with Hyperion Presented by Large Financial Services Company at Hyperion's Financial Services Symposium January 2005

Top 10 Reasons to Do Business with Hyperion

Hyperion

#10 - Great Annual User Conference Locations

Copyright © 2005, Hyperion. All rights reserved.

P . 81

Top 10 Reasons to Do Business with Hyperion #10 - Great Annual User Conference Locations

Top 10 Reasons to Do Business with Hyperion

Hyperion

#9 - Great Support Team

Copyright © 2005, Hyperion. All rights reserved.

P . 82

Top 10 Reasons to Do Business with Hyperion #9 - Great Support Team

Top 10 Reasons to Do Business with Hyperion

Hyperion

Copyright © 2005, Hyperion. All rights reserved.
P . 83

Top 10 Reasons to Do Business with Hyperion #8 - IT can do what they are good at ... Finance can do what they do best

Top 10 Reasons to Do Business with Hyperion

Hyperion

#7 - IT loves Hyperion products

Copyright © 2005, Hyperion. All rights reserved.

P . 84

Top 10 Reasons to Do Business with Hyperion #7 - IT loves Hyperion products "99.99% uptime allows IT to get lots of good credit!"

Top 10 Reasons to Do Business with Hyperion

Hyperion

#6 - Applications even Finance can Understand and Develop

Copyright © 2005, Hyperion. All rights reserved.

P . 85

Top 10 Reasons to Do Business with Hyperion #6 - Applications even Finance can Understand and Develop

Top 10 Reasons to Do Business with Hyperion

Hyperion

#5 - Financial Intelligence Out-of-the-Box

"priceless"

Copyright © 2005, Hyperion. All rights reserved.

P . 86

Top 10 Reasons to Do Business with Hyperion #5 - Financial Intelligence Out-of-the-Box "priceless"

Top 10 Reasons to Do Business with Hyperion

Hyperion

Copyright © 2005, Hyperion. All rights reserved.

P . 87

Top 10 Reasons to Do Business with Hyperion #4 - User-based Networking (local user groups, online forums, etc.)

Top 10 Reasons to Do Business with Hyperion

Hyperion

#3 - Excellent Partners

“we aren’t held hostage”

Copyright © 2005, Hyperion. All rights reserved.

P . 88

Top 10 Reasons to Do Business with Hyperion #3 - Excellent Partners "we aren't held hostage"

Top 10 Reasons to
Do Business with Hyperion

#2 - Hyperion Continues to Invest

Copyright © 2005, Hyperion. All rights reserved.

P . 89

Top 10 Reasons to Do Business with Hyperion #2 - Hyperion Continues to Invest

Top 10 Reasons to Do Business with Hyperion

Hyperion

#1 - Best of Breed

Copyright © 2005, Hyperion. All rights reserved.

P . 90

Top 10 Reasons to Do Business with Hyperion #1 - Best of Breed

Comprehensive—No One Else Comes Close

Hyperion

Hyperion BPM Applications
Finance
Organization
Products
Customers
Scorecarding and Dashboarding
Modeling
Planning, Budgeting & Forecasting
Consolidation & Reporting
Business Intelligence Applications
Hyperion BI Platform
Analytics
Performance Metrics
Query and Reporting
Enterprise Reporting
Developer Tools
Master Data Management
Core and Data Integration Services

Copyright © 2005, Hyperion. All rights reserved.

P . 91

Comprehensive-No One Else Comes Close Scorecarding and Dashboarding Modeling Planning, Budgeting & Forecasting Consolidation & Reporting Business Intelligence Applications Finance Organization Products Customers Analytics Performance Metrics Query and Reporting Enterprise Reporting Master Data Management Core and Data Integration Services Hyperion BI Platform Hyperion BPM Applications Developer Tools

Three Key Takeaways

Hyperion

Copyright © 2005, Hyperion. All rights reserved.
P . 92

Three Key Takeaways Hyperion wins because of its strong domain expertise and focus on customer success Hyperion's loyal customers are a key strategic advantage Hyperion's BPM solutions and architecture have a 2-year lead over competitive offerings

Teradata & Hyperion: The Power of ONE

John Dinning, VP Solutions & Alliances
Teradata, Division of NCR

You've never seen your business like this before.

Teradata
a division of NCR

Teradata & Hyperion: The Power of ONE John Dinning, VP Solutions & Alliances Teradata, Division of NCR

NCR's Business Portfolio

Teradata Data Warehousing
(includes hardware, software and support services)

NCR

Financial Self Service
(ATMs)

Retail Store Automation
(POS, self-checkout)

Payment and Imaging
(check processing)

Systemedia
(business consumables)

22%
22%
3%
2%
14%
8%
29%

2004 Revenue Mix
$6B

Customer Services
(supports NCR and third-party solutions)

Teradata
a division of NCR

94 >

NCR's Business Portfolio Self-Service 1370 Retail 864 Customer Services 1833 Systemedia 512 Payments 149 Other 196 Teradata 1361 Retail Store Automation (POS, self-checkout) Teradata Data Warehousing (includes hardware, software and support services) Financial Self Service (ATMs) Payment and Imaging (check processing) Systemedia (business consumables) 2004 Revenue Mix Customer Services (supports NCR and third-party solutions) $6B 22% 22% 14% 29% 8% 2% 3%

Analytics Are Important

"...the number of decisions you make daily has..."

Decrease
2%
Stayed the same
23%
75%
Increased

More Decisions

Less complex
1%
About the same
More complex
47%
52%

More Complexity

"... the amount of data available to you is...?"

Not increasing
2%
Increasing
5%
Tripling
Increasing slightly
43%
Doubling

More Data

The 2004 Teradata Report on Enterprise Decision-Making

95 >

The 2004 Teradata Report on Enterprise Decision-Making "...the number of decisions you make daily has..." "... the complexity of the business decisions you are making has ...?" Increased Stayed the same Decreased 2003 0.75 0.23 0.02 23% 2% 75% More Decisions 75% say number of daily decisions has increased over last year More Complexity Over half say decisions are more complex this year than last year 52% 47% 1% More complex About the same Less complex More complex 0.52 0.47 0.01 52% 47% Analytics Are Important "... the amount of data available to you is...?" Tripling Doubling Increasing slightly Increasing Not increasing 2004 0.14 0.43 0.36 0.05 0.02 5% 2% 43% More Data 98% say data is increasing 57% say data is doubling or tripling every year

Value of Integrated Data

Value
Sales Analysis
+ Market Basket Analysis
+ Customer Analysis
Product Data
Transaction Data
Product Data
Customer Data
Transaction Data
Product Data
Business Value Compounds Exponentially…
While the EDW investment increases incrementally
Data Mart Elimination

The Superior Value of Integrated Detail Data

96 >

Teradata a division of NCR

Value of Integrated Data Transaction Data Product Data Product Data Transaction Data Product Data Customer Data Sales Analysis + Market Basket Analysis + Customer Analysis Value While the EDW investment increases incrementally Business Value Compounds Exponentially... Data Mart Elimination The Superior Value of Integrated Detail Data

Significant Market Opportunity

Hyperion
Enterprise Analytics Market
$24B
Analytic Applications
Data Mining & BI Tools
Data Warehouse Infrastructure
Data Integration Tools
Transactional Systems
EDW
$3B
Teradata
Non EDW
$11B

Source: IDC; Gartner Group; Teradata Analysis

Teradata a division of NCR

97 >

Significant Market Opportunity 2004 Data Warehouse Infrastructure Market for the Global 3000 $14B Types of spend includes database, hardware, consulting and support services Source: IDC; Gartner Group; Teradata Analysis Enterprise Analytics Market $24B Transactional Systems Data Integration Tools Data Warehouse Infrastructure Analytic Applications Data Mining & BI Tools Non EDW $11B Teradata EDW East 0.4 0.6 Teradata EDW $3B

A Key Teradata Advantage

Integrated Business

4000+ professionals worldwide

- R&D
- Consulting Services
- Sales
- Support Services

Integrated Solution

- Business Consulting Services
- Technical Consulting Services
- Analytic Applications
- Database
- Platform
- Support Services

98 >

Teradata
a division of NCR

Integrated Business A Key Teradata Advantage 4000+ professionals worldwide R&D Consulting Services Sales Support Services Integrated Solution Support Services Platform Database Technical Consulting Services Analytic Applications Business Consulting Services

Teradata Strategy

Accelerate Account Coverage
Ensure Strong Value Proposition
Advance Technology Leadership Position
Expand Offers and Partnerships
Hyperion

99 >

Teradata a division of NCR

Teradata Strategy Provide customers and partners with the best solution to enable better, faster decisions by leveraging integrated enterprise data Accelerate Account Coverage Ensure Strong Value Proposition Expand Offers and Partnerships Advance Technology Leadership Position

The Power of ONE

PERFORMANCE DASHBOARDS
Enterprise Planning
Financial Management & Control
Shared Business Data & Processes
Enterprise Analytics
Query & Reporting

Shared Business Data & Processes

The Power of ONE:

100 >

The Power of ONE Shared Business Data & Processes Financial Management & Control Enterprise Planning Query & Reporting Enterprise Analytics Shared Business Data & Processes The Power of ONE: An Enterprise BPM Solution On a single Enterprise BI Platform Powered by an Enterprise Data Warehouse foundation

Hyperion - Teradata Architecture

Finances
Organization
Products
Customers
BUSINESS PERFORMANCE MANAGEMENT SOLUTIONS
HYPERION BI PLATFORM
TERADATA
ETL/EAI Layer
Legacy
Oracle
Siebel
SAP
HR
OLTP
Sales

101 >

Hyperion - Teradata Architecture ETL/EAI Layer BUSINESS PERFORMANCE MANAGEMENT SOLUTIONS HYPERION BI PLATFORM Legacy Oracle Siebel SAP HR OLTP Sales Finances Organization Products Customers TERADATA

Drivers of Partnership Success

Hyperion

Solutions Focus & Joint Development
Domain Leadership
Technology Optimization
Field Deployment

Solutions Focus & Joint Development:

Technology Optimization:

Field Deployment:

Teradata
a division of NCR

102 >

Drivers of Partnership Success Domain Leadership Solutions Focus & Joint Development Technology Optimization Field Deployment Deliver single, enterprise view of Business Performance Strategy built around core financial management solutions Joint investment in pre-packaged analytics and BPM connectivity for accelerated deployment Deliver optimized enterprise BI foundation Meet diverse customer needs by integrating Multi-dimensional and Relational environments Continued investment around Hyperion optimization for Teradata Deliver complete BPM/BI solutions for joint customers Fully aligned engagement model (sales, services and support) Targeting Global 3000 accounts (includes 160+ joint customers)

Major Insurance Company Customer Description A global insurance and financial services company with property and casualty, life insurance, & asset management lines of business Business Problems/Issues "Surprises" in financial reports Insufficient analysis and insight to support business needs; instead gather data Poor visibility into financials causing questionable forecasts Unable to respond quickly to changing marketplace due to lack of flexibility The Solution Enterprise-wide financial data warehouse initiative beginning with General Ledger analysis leveraging Teradata's database, Industry Logical Data Model, Hyperion BI Platform and BPM applications Customer Benefits Become a world-class financial organization via a more transparent and streamlined analytic process More accurate and reliable forecasting Flexible reporting architecture to accommodate business changes Teradata and Hyperion Benefits 1st enterprise-wide project at customer 1st joint win for the partnership in the account; validates partnership value Building relationship with Global System Integrator

Hyperion Analyst Day – April 11, 2005

Hyperion

Product Development Update

Robert Gersten
Chief Development Officer

Product Development Update Robert Gersten Chief Development Officer

Agenda

Hyperion

- Current Release Highlights
- Release Recap
- Roadmap
- BPM System Vision

Copyright © 2005, Hyperion. All rights reserved.
P . 105

Agenda Current Release Highlights Release Recap Roadmap BPM System Vision

December 2004: Second Synchronized Product Release Hyperion HFM 4.0-new inter- company matching module Hyperion Planning 4.0-new Workforce (Salary) Planning module New and improved common user interface across all web UIs SmartView: Hyperion's Common Spreadsheet Add-in for MS Office Integration with PowerPoint, Word, Outlook

Release Recap, Major Products

2002
2003
2004
2005
June Synch Release
Dec Synch Release
Apr Synch Release
Applications
HFM
Planning
Scorecard
Strat Finance
Essbase
Server
EIS
EAS
EDS
Tools
Analyzer
Reports
Perf Suite

Copyright © 2005, Hyperion. All rights reserved.
P . 107

Release Recap, Major Products 2002 2003 2004 Applications HFM Planning Scorecard Strat Finance Essbase Server EIS EAS EDS Tools Analyzer Reports Perf Suite June Synch Release Dec Synch Release 2005 Apr Synch Release

Release Roadmap-Key Themes Enterprise Readiness Common user provisioning Common installation and configuration Common Licensing Ease of Use Collaborative Analytics through Visual Explorer Unified thin client user interface for tools Increased Functional Depth Workforce Planning enhancements Strategic Planning Portfolio What-if Smart View for MS Office SAP integration Enterprise Readiness Common administration Lifecycle management Common event management Ease of Use Integrated tools authoring environment Deeper integration between Planning and Financial Management Embeddable Essbase Increased Functional Depth Enterprise metrics Capital Planning module Technical Innovation Universal data access BPM semantic layer Q1 FY06 Q1 FY07

Project Avalanche Release Broadest functionality and accessibility in a single product Classic relational query and reporting combined with financial reporting and advanced multi-dimensional analysis Easiest to use in the market Low cost of ownership Seamless integration and interaction with Microsoft Office Competitive differentiator vs. ReportNet Extended SAP BW support

UI Evolution—Before and After Project Avalanche

Hyperion

Browse - BabelfishAnalyzer on venice - Microsoft Internet Explorer provided by Brio Software
File Edit View Favorites Tools Help
Address http://venice:8100/Hyperion/browse/Main
Hyperion® Performance Suite
Browse
Root
All Hands
Broadcast Mess
demo
ejames
Sample Content
Hyperion Reports or
Babelfish
Essbase
Hyperion Analyzer
User POV: Year: Year Measu
Page
Product
Market 105,522
East 24,161
West 29,861
South 13,238
Central 38,262
Done
Hyperion Avalanche - Microsoft Internet Explorer
Hyperion Avalanche
FILE EDIT VIEW FAVORITES FORMAT TOOLS HELP
View
Select
/Sales/Geo Analysis
View
Performance Dashboard
Sales Forecast
Product Sales
Product Sales Detail
Geo Analysis
Metrics and Scores
Schedule
Explore
Administer
Lifecycle Management
Launcher
Geographic Analysis
Selections
Audio Systems
Actual
North America 16,636,312
Latin America 2,056,173
Europe 12,897,815
Middle East
Africa
APAC 5,046971
North America Actual Plan
Latin America Actual Plan
Europe Actual Plan
Middle East Actual
Sales 91,092,413 238,959,754 11,258,613 28,897,322 70,622,208 183,658,140 2,047,021
Units 2,562,980 6,763,122 316,622 817,622 1,987,061 5,198,072 57,482
Geo Share 35.54 35.33 35.56 35.34 35.54 35.33 35.61
Average Sales Price 44.50 44.78 5.50 5.42 34.50 34.42 1.00
Performance...
Sales Forecast
Product Sales
Product Sales Det...
Geo Analysis
Start
Launch Hyperion Ava...
Hyperion Avalanche

Copyright © 2005, Hyperion. All rights reserved.

P . 110

UI Evolution-Before and After Project Avalanche

BPM System Vision

- Functional and product inventory for BPM
- The BPM System

Copyright © 2005, Hyperion. All rights reserved.

P . 111

BPM System Vision Functional and product inventory for BPM The BPM System

Functional Inventory for BPM

Hyperion

Interoperability with Market Leading Solutions
Advanced Analytics / Custom BPM Applications
Balanced Scorecard
BPM Methodologies
KPI Dashboards
Metrics Management
Strategic Financial Modeling
Management Accounting
Business Modeling
Activity Based Costing
Financial Consolidations
Management Reporting
Planning and Budgeting
Ad hoc Analysis & Reporting

Business Performance Management

Copyright © 2005, Hyperion. All rights reserved.

P . 112

Functional Inventory for BPM Interoperability with Market Leading Solutions Advanced Analytics / Custom BPM Applications Business Performance Management Balanced Scorecard BPM Methodologies Strategic Financial Modeling Management Accounting Financial Consolidations Management Reporting Planning and Budgeting Ad hoc Analysis & Reporting Business Modeling Activity Based Costing KPI Dashboards Metrics Management

BPM Today and The BPM System of Tomorrow

Today—Domain-Centric BPM	BPM System—Future Vision
No insight to effectiveness and execution	Rapid alerting to drive timely decision making
Inconsistent metrics	Enterprise control of metrics
Inability to leverage prior deployments	Central meta model
Manual budget variance/analysis	Automated variance analysis
Manual workflows	Rapid budget assembly and simulations
Dashboards span multiple bonus periods	Data organization changes automatically distributed through BPM
Multiple end-user reporting tools	Fully automated reporting with drill down
Separate administration/maintenance for each application	Role-based dashboards

Copyright © 2005, Hyperion. All rights reserved.
P . 113

BPM Today and The BPM System of Tomorrow Role-based dashboards Separate administration/maintenance for each application Fully automated reporting with drill down Multiple end-user reporting tools Data organization changes automatically distributed through BPM Dashboards span multiple bonus periods Rapid budget assembly and simulations Manual workflows Automated variance analysis Manual budget variance/analysis Central meta model Inability to leverage prior deployments Enterprise control of metrics Inconsistent metrics Rapid alerting to drive timely decision making No insight to effectiveness and execution BPM System-Future Vision Today-Domain-Centric BPM

Common Visualization Applications Common BPM Services Common BPM Model Business Performance Management System REPORTS QUERIES DASHBOARDS FORMS SPREAD- SHEETS SPECIALIZED BPM OBJECTS ANALYTICAL SERVICES & BUSINESS RULES PROCESS CONTROL METRICS AUTHORING SIMULATIONS AUDITING REAL TIME ALERTING BPM DATA MODEL METRICS LIBRARY LIFECYCLE MANAGEMENT BPM ABSTRACT LAYER DATA ACCESS Common Visualization Applications Common BPM Services Common BPM Model GOAL SETTING PLANNING CONSOLIDA- TION MONITORING GUIDED ANALYSIS VARIANCE ANALYSIS

Summary Hyperion synchronized releases continue rapid delivery cycles with strong customer acceptance Project Avalanche is a major step toward an innovative and robust Business Intelligence platform Hyperion's vision of an integrated BPM system will drive market leadership

Hyperion Analyst Day – April 11, 2005

Hyperion

Project Avalanche
Sneak Preview

Ranvir Wadera
Vice President
Product Development

Project Avalanche Sneak Preview Ranvir Wadera Vice President Product Development

Project Avalanche Key takeaways Single point of access to view and interact with all BPM applications, content, and processes Richest and broadest BI functionality Ad-hoc Query & Reporting Production reporting Financial reporting Advanced analytics Metrics management One System for IT to deploy, administer, and manage

Open Q&A

Copyright © 2005, Hyperion. All rights reserved.
P . 118

Open Q&A ? ? ? ? ? ?

Hyperion Analyst Day – April 11, 2005

Hyperion

Closing Comments

Godfrey Sullivan
President and CEO

Godfrey Sullivan President and CEO Closing Comments

Outlook

Hyperion

- BPM demand drivers are growing

- Next financial targets: $1Billion and 20%

Copyright © 2005, Hyperion. All rights reserved.
P . 120

Outlook BPM demand drivers are growing Hyperion's strategy for growth: Leverage our strategic advantages Invest in BPM System Next financial targets: $1Billion and 20%

Break-Out Sessions Today "Designing Dashboards with Hyperion Intelligence" Auditorium C "An Integrated Approach to Finance Using Hyperion BPM at the University of Texas MD Anderson Cancer Center" Room 384 "Achieving One Version of the Truth with Hyperion at Koc Group" Room 387 "Delivering Sustainable Compliance" Andy Rusnak, Deloitte Room 385 2:15-3:15 3:45-4:45